Exhibit 2.1
EXECUTION COPY

Confidential
ASSET PURCHASE AGREEMENT
BY AND AMONG
REALPAGE, INC.
RP NEWCO LLC
AND
IAS HOLDINGS, LLC
LEVEL ONE, LLC
L1 TECHNOLOGY, LLC
L1 LAND, LLC
AND
L1 HOLDINGS, INC.
TODD W. BALDREE
CALVIN D. LONG, II
BENJAMIN HOLBROOK

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	2

ARTICLE 2 PURCHASE AND SALE	2
2.1 Purchase and Sale of Purchased Assets	2
2.2 Excluded Assets	2
2.3 Assumed Liabilities	3
2.4 Excluded Liabilities	4
2.5 Purchase Price; Closing Adjustment	5
2.6 Payment of Purchase Price; Holdback	5
2.7 Allocation of Purchase Price; Closing Matters	8

ARTICLE 3 REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY OWNERS	10

3.1 Authority of Company Owners	10
3.2 Interest Ownership	10

ARTICLE 4 REPRESENTATIONS AND WARRANTIES CONCERNING SELLER PARTIES	11

4.1 Organization and Good Standing; Governing Documents; Authority	11
4.2 No Conflict or Breach	11
4.3 Consents and Approvals	12
4.4 Capital Structure	12
4.5 Financial Statements	13
4.6 Brokers	14
4.7 Taxes	14
4.8 Title to Purchased Assets; Liens	15
4.9 Real Property	16
4.10 Tangible Personal Property	17
4.11 Contracts	17
4.12 Receivables	18
4.13 Intellectual Property	19
4.14 Litigation	22
4.15 Compliance with Rules; Orders	22
4.16 Licenses and Permits	22
4.17 Health, Safety and Environmental Matters	22
4.18 Insurance	24
4.19 Labor Matters	24
4.20 Compensation	25
4.21 Employee Benefits	25
4.22 Absence of Certain Changes	27
4.23 Absence of Certain Business Practices	29
4.24 Related Party Transactions	29
4.25 Customers and Suppliers	29
4.26 Powers of Attorney	30

4.27 Investment Representation	30
4.28 Preferences; Solvency	30

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES	31

5.1 Organization and Good Standing	31
5.2 Authority	31
5.3 No Conflict or Breach	31
5.4 Governmental Approvals	32
5.5 Litigation	32
5.6 Brokers	32
5.7 Financing	32
5.8 Capitalization; Parent Common Stock	32

ARTICLE 6 COVENANTS	33

6.1 Conduct of Business Pending the Closing	33
6.2 Tax Matters	34
6.3 Third Party Consents and Regulatory Approvals	35
6.4 Employment and Benefit Matters	36
6.5 Notice of Developments	39
6.6 Access to Records and Personnel	39
6.7 Mail Handling	40
6.8 No Solicitation of Acquisition Proposals	41
6.9 Notification	41
6.10 Noncompetition; Nonsolicitation	41
6.11 Real Estate Option & New Lease	42
6.12 Financial Statements	42
6.13 Insurance	43

ARTICLE 7 CLOSING CONDITIONS	43

7.1 Conditions to the Obligations of Buyer and Seller Parties	43
7.2 Conditions to the Obligations of Buyer	43
7.3 Conditions to the Obligations of the Seller Parties	44

ARTICLE 8 TERMINATION	45

8.1 Termination	45
8.2 Effects of Termination	46

ARTICLE 9 INDEMNIFICATION; REMEDIES	46

9.1 Indemnification by the Seller Parties	46
9.2 Indemnification by Buyer	47
9.3 Notice of Claim	47
9.4 Defense	47
9.5 Limitations	48
9.6 Survival; Exclusive Remedy	50

ARTICLE 10 MISCELLANEOUS	50

10.1 Expenses	50

10.2 Publicity	51
10.3 Notices	51
10.4 Assignment	52
10.5 Third Party Beneficiaries	52
10.6 Amendments	52
10.7 Waiver	52
10.8 Governing Law	52
10.9 Resolution of Disputes	53
10.10 Severability	53
10.11 Headings	53
10.12 Construction and Certain Definitions	53
10.13 Entire Agreement	54
10.14 Counterparts; Electronic Delivery	54
10.15 Specific Performance	54

SCHEDULES*

Schedule 2.2(h)	Excluded Contracts
Schedule 2.3(b)	Assumed Contracts
Schedule 2.3(c)	Continuing Employee Benefit Plans
Schedule 2.6	Working Capital Adjustment
Schedule 3.2	Interests
Schedule 4.2	Conflict or Breach
Schedule 4.3	Consents and Approvals
Schedule 4.4(b)	Company Subsidiaries
Schedule 4.5(a)	Financial Statements
Schedule 4.5(b)	Liabilities
Schedule 4.5(c)	Indebtedness
Schedule 4.5(d)	Bank Accounts
Schedule 4.7(b)	Tax Claims
Schedule 4.8	Liens
Schedule 4.9(b)	Leased Real Property
Schedule 4.10	Tangible Personal Property
Schedule 4.11	Contracts
Schedule 4.12	Receivables
Schedule 4.13	Intellectual Property
Schedule 4.14	Litigation Obligations
Schedule 4.15	Compliance with Rules; Orders
Schedule 4.16	Licenses and Permits
Schedule 4.17	Health, Safety and Environmental Matters
Schedule 4.18	Insurance
Schedule 4.19	Labor Matters
Schedule 4.20	Employees of Certain Seller Parties
Schedule 4.21	Employee Benefits
Schedule 4.22	Absence of Certain Changes
Schedule 4.24	Related Party Transactions
Schedule 4.25(a)	Material Customers
Schedule 4.25(b)	Material Suppliers
Schedule 5.4	Governmental Approvals
Schedule 6.1	Conduct of Business Pending the Closing
Schedule 6.4(a)	Business Employees
Schedule 6.4(f)	Options and Restricted Stock Grants
Schedule 7.2(f)	Employment Agreement Signatories
Schedule 7.2(g)	Significant Owner Agreement Signatories

*	The schedules and exhibits to this agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule and exhibit to the Securities and Exchange Commission upon request.

EXHIBITS*

Annex I	Definitions
Exhibit A	Employment Agreement
Exhibit B	Significant Owner Agreements
Exhibit C	Local Transfer Documents
Exhibit D	Form of Purchase Option Agreement
Exhibit E	Opinion of Goodwin Procter LLP
Exhibit F	Opinion of Womble Carlyle Sandridge & Rice, PLLC
Exhibit G	Registration Rights Agreement
Exhibit H	New Lease

*	The schedules and exhibits to this agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule and exhibit to the Securities and Exchange Commission upon request.

ASSET PURCHASE AGREEMENT
ASSET PURCHASE AGREEMENT (together with all Schedules and Exhibits, this “Agreement”), dated as of November 3, 2010, is entered into by and among all of those persons who have executed this Agreement under the designation “Seller Subsidiaries” (collectively, “Seller Subsidiaries” and, individually, a “Seller Subsidiary”), all of those persons and individuals who have executed this Agreement under the designation “Company Owners” (collectively, “Company Owners” and, individually, a “Company Owner”), IAS Holdings, LLC, a South Carolina limited liability company (the “Company” and collectively with the Seller Subsidiaries and the Company Owners, the “Seller Parties,” and each individually, a “Seller Party”), RealPage, Inc., a Delaware corporation (the “Parent”) and RP Newco LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Buyer”, collectively with Parent, the “Buyer Parties,” and each individually, a “Buyer Party”).
RECITALS
WHEREAS, the Company Owners are the owners, beneficially and of record, of all of the issued and outstanding membership interests of the Company (the “Interests”) and the Company is the owner, beneficially and of record, of all of the issued and outstanding membership interests of Seller Subsidiaries.
WHEREAS, the Company and Seller Subsidiaries conduct the Business (as defined below);
WHEREAS, the Buyer desires to purchase the Purchased Assets (as defined below) and assume the Assumed Liabilities (as defined below), and Seller Subsidiaries desire to sell the Purchased Assets and transfer the Assumed Liabilities, upon the terms and subject to the conditions hereinafter set forth;
WHEREAS, concurrent with the execution and delivery of this Agreement, and as a material inducement to Buyer to enter into this Agreement, each individual listed on Schedule 7.2(f) shall have executed and delivered to Buyer an employment offer letter in the form attached hereto as Exhibit A (each, an “Employment Agreement”), in each case to be effective upon the Closing;
WHEREAS, concurrent with the execution and delivery of this Agreement, and as a material inducement to Buyer to enter into this Agreement and to preserve and protect the goodwill of the Business, the Company and its Subsidiaries have agreed to the provisions of Section 6.10 hereof and each individual listed on Schedule 7.2(g) shall have executed and delivered to Buyer a non-competition and non-solicitation agreement in the form attached hereto as Exhibit B (each, a “Significant Owner Agreement”), in each case to be effective upon the Closing; and
WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and to prescribe certain conditions to the transactions contemplated hereby.

AGREEMENT
In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
For purposes of this Agreement, the capitalized terms not otherwise defined herein shall have the meanings specified or referred to in ANNEX I.
ARTICLE 2
PURCHASE AND SALE
2.1 Purchase and Sale of Purchased Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer shall purchase, and the Seller Parties shall sell, convey, assign, transfer and deliver to Buyer, free and clear of any Liens (except for any Permitted Liens) by appropriate instruments of conveyance reasonably satisfactory to Buyer, all of the assets, properties, rights, title and interests (of every kind) other than the Excluded Assets, that relate to or are used in, developed specifically for use, or held for use in connection with, or useful to or necessary for the operation of, the Business, whether tangible or intangible, real, personal or mixed (collectively, the “Purchased Assets”).
2.2 Excluded Assets. Notwithstanding the foregoing, the following assets are expressly excluded from the purchase and sale contemplated hereby (the “Excluded Assets”) and, as such, are not included in the assets conveyed hereby:
(a) The Seller Parties’ rights under or pursuant to this Agreement and the documents, instruments and agreements executed in connection herewith and therewith;
(b) The Company’s, Seller Subsidiaries’ and the Excluded Subsidiaries’ general ledger, accounting records, minute books, statutory books and corporate seal, provided that the Buyer shall be given copies of the general ledger, accounting records, minutes books and statutory books of the Business as such documents exist as of the Closing Date;
(c) The Company’s, Seller Subsidiaries’ and the Excluded Subsidiaries’ personnel records and any other records that the Company or such Company Subsidiary is required by law to retain in its possession, provided that the Buyer shall be given copies upon request;
(d) any right to receive mail and other communications addressed to the Company, Seller Subsidiaries or any Excluded Subsidiaries relating to the Excluded Assets; provided that Buyer shall be given copies of such mail and communications to the extent it also relates to the Purchased Assets or Assumed Liabilities;
(e) any intercompany receivables or intercompany assets of any kind or nature between the Company and any Excluded Subsidiary, solely to the extent the exclusion of such receivables and assets from the Purchased Assets has no Material Adverse Effect on the Business;

(f) the capital stock of each Company Subsidiary and all assets, properties and rights of each Excluded Subsidiary and L1 Land, LLC;
(g) all Tax refunds and Tax credits in respect, related to or resulting from any Pre-Closing Tax Period, provided that the related Liabilities for Taxes have been paid by the Seller Parties;
(h) all rights existing under each contract, agreement or arrangement set forth on Schedule 2.2(h) (collectively, the “Excluded Contracts”);
(i) all cash, cash equivalents, certificates of deposit and securities owned or otherwise held by the Company or any Company Subsidiary including bank deposits, investments in so-called “money market” funds, commercial paper funds, Treasury bills and accrued interest on any of the foregoing;
(j) all bank accounts maintained by or on behalf of the Company and the Company Subsidiaries;
(k) The Plans and all documentation and materials related thereto and assets thereunder; and
(l) any assets and rights of any nature whatsoever primarily in respect of, directly related to or directly resulting from any Excluded Liability; and
(m) The Land.
2.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, after Closing, Buyer shall assume and shall pay, discharge and perform when due, as appropriate, the following Liabilities solely to the extent related to the Business (individually and collectively, the “Assumed Liabilities”):
(a) all Liabilities accrued on the Financial Statements or Working Capital Certificate and not discharged as of the Closing Date, in each case, solely to the extent that they were incurred in connection with the operation of the Business in the ordinary course; and
(b) all Liabilities arising following the Closing Date under each contract, agreement or arrangement set forth on Schedule 2.3(b) (collectively, the “Assumed Contracts”).
provided, however, that notwithstanding anything to the contrary in this Agreement, the Excluded Liabilities shall be excluded from the definition of Assumed Liabilities. When determining the Losses for which the Buyer Indemnitees are entitled, Buyer’s agreement in this Section 2.3 to assume, perform and discharge related Assumed Liabilities and Buyer Parties’ indemnification obligations in Section 9.2 related to Assumed Liabilities will be disregarded for purposes of determining whether the Buyer Indemnitees are entitled to indemnification under Section 9.1 and for purposes of determining the amount of any such Loss.

2.4 Excluded Liabilities. Notwithstanding anything to the contrary herein, the Seller Parties shall retain, and shall be responsible for paying, performing and discharging, when due, and Buyer shall not assume or have any responsibility for, any Liabilities of the Company and the Company Subsidiaries other than the Assumed Liabilities (individually and collectively, the “Excluded Liabilities”). Excluded Liabilities shall include, without limitation, the following:
(a) all Liabilities relating to, in connection with or arising out of the Excluded Assets;
(b) all Liabilities relating to or arising out of the Excluded Subsidiaries and L1 Land, LLC;
(c) all Litigation Obligations;
(d) all legal, accounting, brokerage, investment banking, financial advisory and finder’s fees and other fees and expenses incurred by or on behalf of the Seller Parties in connection with this Agreement, the Ancillary Agreements and/or the transactions contemplated herein or therein;
(e) all Liabilities under any Contract that is not an Assumed Contract;
(f) all Liabilities for Taxes (i) with respect to the Business or the Purchased Assets for any Tax period (or portion thereof) ending on and including the Closing Date, including, for the avoidance of doubt, the portion of any Straddle Period ending on the Closing Date (the “Pre-Closing Tax Period”) and/or (ii) otherwise allocated to the Seller Parties pursuant to Section 6.2(a);
(g) subject to Sections 6.4(c), 6.4(d) and 6.4(e) and except for those Liabilities arising after the Closing Date under the Assumed Contracts with BlueChoice HealthPlan of South Carolina Inc. and The Guardian Life Insurance Company of America listed on Schedule 2.3(b), all Liabilities relating to, in connection with or arising out of any Plan and/or employee benefits;
(h) all Liabilities of the Company or any of the Company Subsidiaries related to, in connection with or arising out of indebtedness for borrowed money (including capital lease obligations) and guarantees by the Company or any of the Company Subsidiaries of indebtedness for borrowed money;
(i) all Liabilities and obligations of the Seller Parties to any stockholder, optionholder, manager, member, officer or director of the Company or any of the Seller Parties in such person’s capacity as a stockholder, optionholder, manager, member, officer or director of such Seller Party, including any claims by any such Person arising out of, in connection with or related to this Agreement, the Ancillary Agreements and/or the transactions contemplated herein or therein;

(j) all Liabilities related to, in connection with or arising out of any Claim with respect to the operation of the Business or the Purchased Assets prior to the Closing, including the Litigation Obligations, whether such claim is brought prior to, on or after the Closing Date, or asserted against any Seller Party;
(k) all Pre-Closing Environmental Liabilities; and
(l) all Liabilities for amounts payable as “change of control,” sales, bonus or severance payments in connection with this Agreement or the transactions contemplated herein.
For the avoidance of doubt, in no event shall the Buyer Parties assume or have any responsibility for the matters set forth on Schedule 4.14.
2.5 Purchase Price; Closing Adjustment.
(a) The purchase price for the Purchased Assets shall be $62,000,000 (the “Gross Consideration”), subject to cumulative net adjustments pursuant to Section 2.5(b) and Section 2.6 (the “Purchase Price”).
(b) The Purchase Price shall be adjusted as of the Closing as follows:
(i) The Gross Consideration shall be increased by the amount (if any) by which the Estimated Working Capital exceeds the Target Working Capital by more than the Collar; and
(ii) The Gross Consideration shall be decreased by the amount (if any) by which the Target Working Capital exceeds the Estimated Working Capital by more than the Collar.
Notwithstanding anything in this Agreement to the contrary, in no event shall the working capital adjustment in this Agreement increase the Purchase Price above $63,200,000.
2.6 Payment of Purchase Price; Holdback.
The Purchase Price shall be payable by Buyer as follows:
(a) An amount equal to the Gross Consideration (as adjusted pursuant to Section 2.5(b) as of the Closing if applicable) minus the Holdback Consideration Amount shall be paid by Buyer on the Closing Date in cash by wire transfer or other immediately available funds to the Company.

(b) At the Closing, the Buyer shall reduce the Gross Consideration by the Holdback Consideration Amount to be held by Buyer and issued or paid, as applicable, if at all, by Buyer in accordance with this Agreement. On the eighteen month anniversary of the Closing Date (or, if such date is not a business day, the first business day immediately following such date) (the “Holdback Payment Date”), unless Buyer elects to pay all or a portion in cash, Parent shall issue to the Seller Parties such number of shares of Parent Common Stock determined by dividing (i) the Holdback Consideration Amount less the aggregate dollar amount of any claims for indemnification by the Buyer Indemnitees pursuant to ARTICLE 9, and with respect to which the Buyer has, before the Holdback Payment Date, provided notice in accordance with the requirements of Section 9.3 (including any amounts that are the subject of any pending or disputed indemnification claim) plus the aggregate dollar amount of any working capital adjustments in favor of the Buyer pursuant to Section 2.5(b) by (ii) a price per share equal to the average closing stock price of Parent Common Stock as listed on NASDAQ for the twenty (20) trading days preceding the Holdback Payment Date; provided, however, that Parent retains the sole and exclusive right to make full or partial payment of the portion of the Holdback Consideration Amount to which the Seller Parties are entitled pursuant to this Section 2.5(b) in cash by wire transfer or other immediately available funds to the Company Specified Account, or as otherwise directed by the Seller Parties, in lieu of Parent Common Stock. The Seller Parties and Buyer agree that if a Seller Party is entitled to receive a portion of the Holdback Consideration Amount, Buyer shall issue or deliver, as applicable, such portion promptly, and in any event no later than the fifth (5th) business day after the Holdback Payment Date, and if Buyer is entitled to retain all or a portion of the Holdback Consideration Amount, Buyer, without any further action from the Seller Parties, shall be entitled to retain such amount of the Holdback Consideration Amount. To the extent a pending or disputed indemnification claim exists on the Holdback Payment Date, the portion of the Holdback Consideration Amount equal to the amount of such claim will continue to be retained by Buyer in accordance with this Agreement. The Seller Parties and Parent agree that each will execute and deliver such reasonable instruments as are requested by Parent’s transfer agent to enable the Seller Parties to receive those portions of the Holdback Consideration Amount to which such party is entitled under the provisions of this Agreement. The allocation of the Holdback Consideration Amount, to the extent the Seller Parties are entitled to receive any such amount, shall be as directed in writing by the Seller Parties.
(c) At the Closing, the Buyer shall reduce the Gross Consideration by $150,000 (the “Software License Holdback Amount”) to be held by Buyer to pay the Software License Fees in accordance with the terms and conditions of this Agreement.
(d) Prior to the Closing Date, the Company shall provide a written certificate to Buyer (the “Estimated Working Capital Certificate”), which certificate sets forth an estimate of the Working Capital of the Business as of the day prior to the Closing Date (the “Estimated Working Capital”) determined in accordance with GAAP consistent with the Company’s past practices, except as set forth on Schedule 4.5(a), and the methodology described on Schedule 2.6.
(e) Not later than ninety (90) days after the Closing Date, Buyer shall deliver to the Company (i) a statement (the “Closing Working Capital Statement”) setting forth the Working Capital of the Business as of the day prior to the Closing Date determined in accordance with the methodology described on Schedule 2.6, (ii) a statement (the “Software License Fee Statement”) setting forth the dollar amount spent on the Software License Fees and (iii) such work papers and other documents and information as is reasonably necessary to demonstrate the manner in which such Working Capital was calculated and the dollar amount spent on the Software License Fees (the “Support Documentation”).

(f) The Company shall, within thirty (30) days following Buyer’s delivery to the Company of the Closing Working Capital Statement and the Support Documentation, accept or reject the Working Capital and Software License Fees calculations as submitted by Buyer. If the Company disagrees with such calculations, the Company shall give written notice to Buyer of such disagreement and a detailed explanation of the basis therefor within such thirty (30) day period. Should the Company fail to notify the Buyer of a disagreement within such thirty (30) day period, the Company shall be deemed to agree with Buyer’s calculations. If the parties have not resolved any disagreement with respect to the determination of the Working Capital or Software License Fees within thirty (30) days after Buyer’s receipt of the Company’s proposed adjustment, then such disagreement shall be submitted to a nationally recognized accounting firm mutually agreeable to the Company and Buyer (the “Arbitrator”) for a final and binding resolution of the disagreement and calculation of the Working Capital and Software License Fees. The Arbitrator shall issue its report as to the contents of the Closing Working Capital Statement and the determination of the Working Capital and Software License Fees reflected therein within thirty (30) days after such dispute is referred to the Arbitrator. Such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by Buyer or the Company, as the case may be, and no less than the lower amount calculated by Buyer and the Company, as the case may be. The fees and expenses of the Arbitrator shall be paid by the party whose aggregate claimed value of matters submitted to the Arbitrator for resolution is furthest from the final aggregate value for such matters determined by the Arbitrator. This provision for arbitration shall be specifically enforceable by the parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding with respect to the matters so arbitrated and there shall be no right of appeal therefrom.
(g) If the Software License Fees determined pursuant to Section 2.6(f) are less than the Software License Holdback Amount, then the Buyer Parties shall pay such lower amount to the Seller Parties in accordance with Section 2.6(i) below. If the Software License Fees determined pursuant to Section 2.6(f) are more than the Software License Holdback Amount, then the Seller Parties shall pay to the Buyer the amount of such excess in accordance with Section 2.6(i) below or, at Buyer’s election, Buyer may retain a portion of the Holdback Consideration Amount equal to such excess amount.
(h) The Purchase Price shall be adjusted following the final determination of the Software License Fees pursuant to this Section 2.6(h) as follows:
(i) The Gross Consideration, without giving effect to any adjustment pursuant to Section 2.5(b), shall be increased by the amount (if any) by which the Working Capital exceeds the Target Working Capital by more than the Collar; and
(ii) The Gross Consideration, without giving effect to any adjustment pursuant to Section 2.5(b), shall be decreased by the amount (if any) by which the Target Working Capital exceeds the Working Capital by more than the Collar.
If the adjusted Purchase Price determined pursuant to this Section 2.6(h) exceeds the adjusted Purchase Price computed at Closing pursuant to Section 2.5(b), then the Holdback Consideration Amount shall be increased by the amount of such excess in accordance with Section 2.6(b) above. If the adjusted Purchase Price computed at Closing pursuant to Section 2.5(b) exceeds the adjusted Purchase Price determined pursuant to this Section 2.6(h), then the Seller Parties shall pay to the Buyer the amount of such excess in accordance with Section 2.6(i) below or, at Buyer’s election, Buyer may retain a portion of the Holdback Consideration Amount equal to such excess amount.

(i) Unless amounts due under Section 2.6(g) are retained from the Holdback Consideration Amount, final amounts due under Section 2.6(g) shall be paid in cash by wire transfer or other immediately available funds to the Company Specified Account or bank account designated by Buyer, as applicable, no later than five (5) business days following the Seller Parties’ agreement with Buyer’s calculation of the Software License Fees, or in the event of a disagreement, following the resolution of such disagreement by written agreement of Buyer and the Company, or the determination of the Arbitrator pursuant to Section 2.6(f) above. Unless amounts due under Section 2.6(h) are added to or retained from the Holdback Consideration Amount, final amounts due under Section 2.6(h) shall be paid no later than five (5) business days following Buyer’s agreement with the Company’s calculation of the Working Capital, or in the event of a disagreement, following the resolution of such disagreement by written agreement of Buyer and the Company, or the determination of the Arbitrator pursuant to Section 2.6(f) above.
2.7 Allocation of Purchase Price; Closing Matters.
(a) As soon as practicable after the Closing, (but in no event later than 30 days after the determination of the amounts due under Section 2.6(h)) Buyer shall allocate the Purchase Price (plus those Assumed Liabilities that are Liabilities for Tax purposes) pursuant to Section 1060 of the Code and any other applicable Tax laws among the Purchased Assets for all Tax purposes in accordance with this Section 2.7 (the “Allocation”) and deliver a statement to the Company setting forth the Allocation. The Company shall, within thirty (30) days following its receipt of the Allocation, accept or reject the Allocation as submitted by Buyer. If the Company disagrees with the Allocation, the Company shall give written notice to Buyer of such disagreement and the specific basis for such disagreement within such thirty (30) day period. Should the Company fail to notify Buyer of a disagreement within such thirty (30) day period, the Company shall be deemed to agree with Buyer’s Allocation. If the parties have not resolved any disagreement with respect to the determination of the Allocation within thirty (30) days after Buyer’s receipt of the Company’s proposed adjustment, then the specific items of the disagreement (the “Specific Items”) shall be submitted to the Arbitrator for a final and binding resolution of such items. The Arbitrator shall issue its report as to the resolution of the Specific Items within thirty (30) days after such dispute is referred to the Arbitrator. The fees and expenses of the Arbitrator shall be borne by the party reasonably identified by the Arbitrator the majority of whose positions on the Specific Items, based on the value of such positions, were not sustained by the Arbitrator. This provision for arbitration shall be specifically enforceable by the parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding with respect to the Specific Items and there shall be no right of appeal therefrom. Except as otherwise required by law, Buyer and the Company shall file all Tax Returns (such as IRS Form 8594 or any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of applicable law (“Section 1060 Forms”)) in a manner that is consistent with the Allocation (as may be adjusted pursuant to this Section 2.7) and refrain from taking any action inconsistent therewith. Buyer and Seller shall file such Section 1060 Forms timely and in the manner required by applicable law.
Buyer and the Company agree that the amount allocable to inventory, receivables and any depreciable assets pursuant to this Section 2.7 shall be the adjusted tax basis of the Company or Seller Subsidiaries (as applicable), in such property as of the Closing Date.

(b) Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, MA 02109, at 10:00 a.m. (Eastern time) on November 3, 2010 or at such other place or at such other time or on such other date as may be mutually agreeable to Buyer and the Company. The date of the Closing is herein referred to as the “Closing Date.”
(c) Subject to the conditions set forth in this Agreement, the Parties shall consummate the following on the Closing Date:
(i) Each of the Company and the Seller Subsidiaries shall deliver to Buyer the Purchased Assets and retain the Excluded Assets and the Excluded Liabilities;
(ii) Buyer shall deposit or cause to be deposited the cash payment due at Closing pursuant to Section 2.6(a) in the Company Specified Account (in accordance with the provisions of Section 2.6);
(iii) Buyer shall assume the Assumed Liabilities; and
(iv) the parties shall deliver or cause to be delivered the Local Transfer Documents (as per Section 2.7(d)) and certificates and other documents and instruments required to be delivered by or on behalf of a party hereof under ARTICLE 7.
(d) The Company and the Seller Subsidiaries, on the one hand, and Buyer, on the other hand, shall, pursuant to and in accordance with the terms and conditions of this Agreement, enter into, and cause their respective Subsidiaries to enter into, on the Closing Date, separate bills of sale and assignment and assumption agreements, including patent, trademark, copyright, domain name and contract assignments (collectively, the “Local Transfer Documents”) documenting the purchase and sale of each portion of the Purchased Assets and the Assumed Liabilities to be conveyed separately to Buyer.
(e) The Local Transfer Documents shall be in substantially the form attached hereto as Exhibit C, with such modifications as are necessary and appropriate as a result of differences in local laws or customs, in order to maintain substantially the same legal meaning and effect as provided for in this Agreement. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and any Local Transfer Document, the terms and conditions of this Agreement shall prevail.
(f) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Assumed Contract if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller Subsidiaries thereunder. The Company and Seller Subsidiaries will use their reasonable best efforts and Buyer will use its commercially reasonable efforts to obtain the consent of the other parties to any such Assumed Contract for the assignment thereof to Buyer; provided, however, that neither Buyer nor its affiliates shall be obligated to pay any consideration therefor to any third party from whom any such consent is requested and any costs related to obtaining such consent shall be the sole responsibility of the Company and Seller Subsidiaries.

(g) Unless and until such consent is obtained, or if an attempted assignment thereof would be ineffective or would materially adversely affect the rights of Seller Parties thereunder so that Buyer would not in fact receive all rights under such Assumed Contract, then (i) the applicable Seller Parties shall continue to be bound by such Assumed Contract and, (ii) unless not permitted by the terms thereof or applicable Rules, Buyer shall, as agent or subcontractor for the applicable Seller Parties, pay, perform and discharge fully, or cause to be paid, transferred or discharged all the obligations or other Liabilities of Seller Parties under such Assumed Contract arising solely from and after the Closing Date (except to the extent expressly otherwise provided herein or in the other Ancillary Agreements). Such Seller Parties shall, without further consideration, pay and remit, or cause to be paid or remitted, to Buyer promptly all money, rights and other consideration received by the Company or any Seller Parties in respect of such performance. If and when any such consent shall be obtained or such Assumed Contract shall otherwise become assignable, the applicable Seller Parties shall promptly assign all of such Seller Subsidiary’s rights, obligations and other Liabilities under such Assumed Contract to Buyer without receipt of further consideration, and Buyer shall, without the payment of any further consideration, assume the rights, obligations and other Liabilities under such Assumed Contract arising solely from and after the Closing Date (except to the extent expressly otherwise provided herein or in the other Ancillary Agreements).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY OWNERS
Each Company Owner represents and warrants to Buyer as follows:
3.1 Authority of Company Owners. Each Company Owner has the power and authority to execute, deliver and perform this Agreement and the agreements referred to in this Agreement to which such Company Owner is or shall become party (the “Company Owner Ancillary Agreements”) and to consummate the transactions contemplated by this Agreement and the Company Owner Ancillary Agreements. The execution, delivery and performance of this Agreement and the Company Owner Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of each Company Owner. This Agreement has been, or with respect to Company Owner Ancillary Agreements to be executed at the Closing, will be, duly executed and delivered by each Company Owner and will constitute, when executed and delivered, a valid and binding obligation against such Company Owner in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. Each Company Owner has obtained all necessary authorizations and approvals from its directors, stockholders, managers or members, as applicable, required in connection with the transactions contemplated by this Agreement and the Company Owner Ancillary Agreements.
3.2 Interest Ownership. Each Company Owner is the record owner of all right, title and interest in and to the Interests described opposite such Company Owner’s name on Schedule 3.2. Each Company Owner has, and will have at the Closing, good and marketable title to its Interests free and clear of all Liens. No Company Owner is party to any voting trust, proxy or other agreement or understanding with respect to the ownership or voting of any of the Interests.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES CONCERNING SELLER PARTIES
Each of the Seller Parties represents and warrants to Buyer as follows:
4.1 Organization and Good Standing; Governing Documents; Authority. Each of the Company and the Seller Subsidiaries is a limited liability company duly organized, validly existing and in good standing under the laws of the State of South Carolina. Each of the Company and the Seller Subsidiaries has the requisite authority (including under the South Carolina Limited Liability Company Act (the “Act”)) to own, operate and lease its properties and to carry on its business as now being conducted and as currently contemplated to be conducted. True and complete copies of the Governing Documents of each of the Company and the Seller Subsidiaries, including all amendments to such documents, have previously been made available to Buyer. Each of the Company and the Seller Subsidiaries has the requisite power and authority to execute, deliver and perform this Agreement and all other agreements and documents required to be delivered by such Seller Party hereunder (collectively, the “Ancillary Agreements”) and to consummate the transactions contemplated by the Ancillary Agreements. The execution, delivery and performance of the Ancillary Agreements, and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all necessary action on the part of each of the Company and the Seller Subsidiaries. Each of the Ancillary Agreements has been, or with respect to Ancillary Agreements to be executed at the Closing, will be, duly executed and delivered by each of the Company and the Seller Subsidiaries and will constitute, when executed and delivered, a valid and binding obligation of such Seller Party enforceable against such Seller Party in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. Each of the Company and the Seller Subsidiaries has obtained all necessary authorizations and approvals from its managers and members required in connection herewith.
4.2 No Conflict or Breach. Except as disclosed on Schedule 4.2, the execution, delivery and performance of this Agreement and the Ancillary Agreements do not and will not (a) conflict with or constitute a violation of the Governing Documents of any Seller Party, (b) conflict with or constitute a violation of any law, statute, judgment, Order, decree or regulation of any legislative body, court, administrative agency, Governmental Body or arbitrator applicable to or relating to any of the Seller Parties or the Purchased Assets; or (c) conflict with, constitute a default under, result in a breach or acceleration of or require notice to or the consent of any third party under any Contract, agreement, commitment, lease, mortgage, note, license or other instrument or obligation to which any of the Seller Parties is party or by which it is bound or by which any of the Purchased Assets are affected. There is no contract or Order binding upon any of the Seller Parties or their respective employees that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the Business by Buyer as currently conducted or as contemplated to be conducted by the Seller Parties. Without limiting the foregoing, none of the Seller Parties or their respective employees has entered into any contract under which any of them is restricted from selling, licensing or otherwise distributing any of its Purchased Assets, technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of RealPage, Inc.’s market.

4.3 Consents and Approvals. Schedule 4.3 describes (a) each consent, approval, authorization, registration or filing with any federal, state or local judicial or Governmental Body or administrative agency; and (b) each consent, approval, authorization or notice of or to any other third party, which is required (i) in connection with, the valid execution and delivery by the Seller Parties of this Agreement or the consummation by the Seller Parties of the transactions contemplated by this Agreement or (ii) to prevent the transactions contemplated by this Agreement from constituting a default, result in a breach or give rise to an event of acceleration under any Contract, Lien Instrument or Real Property Lease that any Seller Party is a party to or otherwise bound (the items described in clauses (a) and (b), collectively, the “Consents”).
4.4 Capital Structure.
(a) Company Interests.
(i) Schedule 3.2 sets forth a true and complete list of the holders of all the Interests in the Company and the percentage ownership of their respective ownership Interests in the Company.
(ii) At the date hereof, (A) the Interests set forth on Schedule 3.2 represent all issued and outstanding membership interests of the Company; and (B) the Interests are held of record by the Company Owners as set forth on Schedule 3.2. All of the Interests have been duly authorized and validly issued and are fully paid, non assessable and not subject to any preemptive rights.
(b) Subsidiaries. Schedule 4.4(b) lists all of the Subsidiaries of the Seller Parties and, with respect to each, its jurisdiction of organization, the type of ownership interests owned by the Company, the percentage ownership interest so owned by the Seller Parties, its Business activities and each jurisdiction in which it is qualified to do business. The term “Subsidiary” shall mean any corporation or other business entity of which ten percent (10%) or more of the outstanding equity interests is owned or controlled either directly or through an unbroken chain of entities as to each of which ten percent (10%) or more of the outstanding equity interests is owned directly or indirectly by its parent. The Company does not own any equity or similar interest in, or have any obligation to contribute funds to or acquire securities from any Person other than the Company Subsidiaries. The outstanding equity interests of the Company Subsidiaries held by the Company have been duly authorized and validly issued and are fully paid, non assessable and not subject to any preemptive rights. The Company owns and controls 100% of the issued and outstanding equity interests of each of the Company Subsidiaries, free and clear of all Liens. None of the equity interests of the Company Subsidiaries have been issued in violation of the preemptive rights of any Person.
(d) Other Securities. There are no membership interests, equity interests or other securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which it is bound obligating the Company or any Company Subsidiary to (A) issue, deliver or sell, or cause to be issued, delivered or sold, membership interests, equity interests, shares of capital stock, or other securities of the Company or any Company Subsidiary, (B) issue, grant, extend or enter into any such security, membership interest, option, warrant, call, right, commitment, agreement, arrangement or undertaking or (C) issue or distribute to holders of any membership interests or equity interests of the Company or any Company Subsidiary any evidences of indebtedness or assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is under any obligation to purchase, redeem or otherwise acquire any of its equity interests or any interest therein or to pay any dividend or make any other distribution with respect thereto.

(e) No Agreements. There are no agreements, written or oral, between the Company or any Company Subsidiary relating to the issuance, acquisition (including rights of first refusal or preemptive rights), disposition, registration under the Securities Act of 1933, as amended (the “Securities Act”) or voting of membership interests, equity interests or other securities of the Company or any Company Subsidiary. There are no agreements, understandings or commitments relating to the right of the Company to own, to vote or to dispose of equity interests in the Company Subsidiaries except the Governing Documents of such Company Subsidiaries.
(f) Compliance with Laws. All membership interests and other equity interests or rights to acquire membership interests or other equity interests of the Company and each Company Subsidiary have been issued in compliance with all applicable securities laws and all other laws. None of the Seller Parties has violated any fiduciary duties owed to the Company or any Company Subsidiary or to their respective holders of equity interests, whether in connection with the transactions contemplated by this Agreement or any other Ancillary Agreements or otherwise.
(g) Purchase Price and Other Payments. No Person will be entitled to receive or have any claim to a portion of the Purchase Price, or any other payment or consideration as a result of the transactions contemplated by this Agreement or any other Ancillary Agreements, other than the Company and, by virtue of their ownership of the Company, the Company Owners.
4.5 Financial Statements.
(a) Schedule 4.5(a) sets forth (i) the consolidated audited balance sheets of the Company and the Company Subsidiaries as of December 31, 2007, December 31, 2008, and December 31, 2009, and the related statements of income, members’ equity and cash flows for the fiscal years then ended, together with all related notes and schedules thereto (collectively referred to herein as the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2010, and the related unaudited statements of income (collectively referred to herein as the “Interim Financial Statements”) (the Audited Financial Statements and the Interim Financial Statements are collectively referred to herein as the “Financial Statements”). The Financial Statements were prepared in accordance with the books of account and other financial records of the Company and the Company Subsidiaries and present fairly in all material respects the consolidated financial condition and results of operations of the Company and the Company Subsidiaries’ at and for the periods presented, including, without limitation, all expenses incurred solely to operate the Business. Except as otherwise noted on Schedule 4.5(a), the Audited Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with the past practice. Except as otherwise noted on Schedule 4.5(a), the Interim Financial Statements have been prepared on a basis consistent with the Audited Financial Statements.

(b) The Company and the Company Subsidiaries have no Liabilities except for (i) Liabilities reflected and reserved against on the face of the Financial Statements and the footnotes thereto, (ii) trade accounts payable (other than to any of the Excluded Subsidiaries) which have arisen after the Interim Financial Statements in the ordinary course and have been taken into consideration in connection with the final working capital calculation pursuant to Section 2.6(i), and (iii) Liabilities that are disclosed on Schedule 4.5(b).
(c) Schedule 4.5(c) sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect Indebtedness of the Company and the Company Subsidiaries. The Company has made available to Buyer a true, correct, and complete copy of each of the items required to be listed on Schedule 4.5(c). Except as set forth on Schedule 4.5(c), the Companies have no Indebtedness.
(d) Schedule 4.5(d) sets forth a true and complete list of the names of each bank, trust company, securities broker and other financial institution at which any Company or any Company Subsidiary has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship.
4.6 Brokers. Except for the fee payable to The Bigelow Company LLC (whose fees shall be paid by and are the sole responsibility of the Company), no finder, broker, agent or other intermediary has acted for or on behalf of the Seller Parties in connection with the transactions contemplated by this Agreement, and there are no claims for any brokerage commission, finder’s fee or similar payment due from the Seller Parties.
4.7 Taxes. All Tax Returns that were required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company or any Company Subsidiary have been duly and timely filed, and all such Tax Returns were true, correct, and complete in all material respects. All Taxes shown to be due on the foregoing Tax Returns or that were otherwise due and payable by the Company or any Company Subsidiary have been timely paid in full. Except as set forth on Schedule 4.7(b), no deficiencies or adjustments for any Taxes have been proposed or assessed in writing with respect to the Company or any Company Subsidiary, and, to the Knowledge of the Seller Parties, there is no factual or legal basis for the assessment of any deficiency or adjustment in Taxes with respect to the Company or any Company Subsidiary. Except as set forth on Schedule 4.7(b), there is no audit, examination or other proceeding with respect to any Tax Return of the Company or any Company Subsidiary in progress, and no Governmental Body has notified the Company or any Company Subsidiary that it intends to commence any audit, examination or other proceeding with respect to any Tax Return of the Company or any Company Subsidiary. Except as set forth on Schedule 4.7(b), there are no matters under discussion with any Governmental Body with respect to Taxes that could result in an additional amount of Taxes, and, to the Knowledge of the Seller Parties, there is no threatened action, suit, proceeding, investigation, audit, or claim for or relating to Taxes. No security interests for Taxes exist with respect to any assets or properties of the Company or any Company Subsidiary except for statutory liens for Taxes not yet due and payable. Each of the Company and the Company Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to the accuracy-related penalties of Section 6662 or Section 6662A of the IRC or to a similar penalty under the legal requirements of any other taxing jurisdiction, and have otherwise properly disclosed to the appropriate Governmental Body all positions or transactions relating to Taxes that are required to be disclosed under the legal requirements of any jurisdiction to which the Company and the Company Subsidiaries are subject. The Company has heretofore made available to Buyer true, correct and complete copies of all of the Tax Returns of the Company and the Company Subsidiaries for the respective tax years ended December 31, 2007, December 31, 2008 and December 31, 2009, and all Tax Returns filed since December 31, 2009, and no amendments or other changes have been made thereto since the date of such delivery. The Company and each Company Subsidiary is in compliance with all terms and conditions of any Tax holiday, Tax exemption or other Tax reduction agreement or Order applicable to the Purchased Assets or the Business (each a “Tax Incentive”), and the consummation of the transactions contemplated in this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

4.8 Title to Purchased Assets; Liens.
(a) The Company and each Seller Subsidiary have good and marketable title to all of the Purchased Assets owned by it, and a valid leasehold or other possessory interest in all other Purchased Assets used, operated or occupied by it or located on its premises. All of the Purchased Assets of the Company and each Seller Subsidiary are free and clear of any Liens, other than Permitted Liens and any Liens described on Schedule 4.8. There are no breaches or defaults under, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute a breach of or a default under, any instrument, agreement or other document that creates, evidences or constitutes any Lien or that evidences, secures or governs the terms of any indebtedness or obligation secured by any Lien (any such instrument, agreement or other document is referred to herein as a “Lien Instrument”). Assuming the timely receipt of all applicable Consents, the sale of the Purchased Assets by the Company and the Seller Subsidiaries to Buyer will not: (i) constitute a breach or a default under any Lien Instrument; (ii) permit (with or without notice, lapse of time or both), cause or result in (A) the acceleration of any indebtedness or other obligation evidenced, secured or governed by a Lien Instrument, or (B) the foreclosure or other enforcement of any Lien; (iii) permit or cause the terms of any Lien Instrument to be renegotiated; or (iv) require the consent of any party to or holder of a Lien Instrument or of any third party.
(b) Except for the Excluded Assets, the Purchased Assets and the New Lease constitute the assets, properties, contracts, permits, rights or other items that are necessary for the ongoing operation of the Business as such Business has been conducted and as such Business is currently contemplated to be conducted, and such assets, properties, contracts, permits, rights or other items are adequate to enable Buyer to conduct the Business (including the design, development, manufacture, use, import and sale of the Business products and performance of the Business services (including products, technology or services currently under development)) and use and operate the Purchased Assets in a manner consistent with the conduct of the Business and use and operation of the Purchased Assets on the date of this Agreement on a stand alone basis after the Closing, and, other than as a result of assets, properties, contracts, permits or rights of Buyer as of immediately prior to the Closing, in a manner that will not conflict or violate the right of any other Person. Except for the Excluded Assets, Telecom Solutions, LLC, L1 Land, LLC, L1 Air, LLC and L1 Maintenance, LLC do not own, or possess any rights in, any assets, properties, contracts, permits, rights or other items that are necessary for the ongoing operation of the Business as such Business has been conducted and as such Business is currently contemplated to be conducted. L1 Maintenance, LLC has never had any employees or business operations.

4.9 Real Property.
(a) Owned. Neither the Company nor any Seller Subsidiary owns any real property.
(b) Leased. Schedule 4.9(b) contains a true and correct description of all real property leased, subleased, or occupied by the Company or any Seller Subsidiary (the “Leased Real Property”), of all leases relating to the Leased Real Property (collectively, the “Real Property Leases”), the amount of any security deposit by the lessee under each Real Property Lease currently held by the Lessor, and of all Liens upon or affecting Buyer’s rights to or interest in any of the Leased Real Property or any Real Property Lease. The Leased Real Property comprises all of the real property used and contemplated to be used in, or otherwise related to, the Business. Except as set forth in Schedule 4.3, no consent is required from the lessor or any other Person under any Real Property Lease to consummate the transactions contemplated by this Agreement and the Ancillary Agreements or to transfer the Real Property Leases that are to be transferrred to the Buyer parties at Closing in accordance with this Agreement. The existing lease of the Leased Real Property on the Land will be terminated without liability to the Buyer Parties and the New Lease will be entered into and binding upon L1 Land, LLC, as lessor, and Buyer, as lessee, free of any Liens. Except as set forth in Schedule 4.9(b), (i) neither the Company nor any Seller Subsidiary has sublet, or granted to any other person any right of use, operation or occupancy of, any of the Leased Real Property, nor has such Seller Party agreed to do so, orally or in writing; (ii) neither the Company nor any Seller Subsidiary has sold, transferred or assigned, or granted any Lien on or otherwise encumbered, all or any portion of its interest under any Real Property Lease, nor has agreed to do so, orally or in writing; and (iii) no person or entity has any sub-leasehold interest in, and no person or entity (other than the Seller Parties) has any right to use, operate or occupy, any Leased Real Property. The Company and the Seller Subsidiaries have made available to Buyer true, correct and complete copies of (A) all of the Real Property Leases; and (B) all Lien Instruments with respect to or affecting any of the Leased Real Property or any Real Property Lease. Each of the Real Property Leases is valid, binding and enforceable in accordance with its terms and is in full force and effect, free and clear of Liens other than those disclosed on Schedule 4.9(b), and there are no offsets or defenses by either landlord or tenant thereunder. There are no existing breaches of or defaults under, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute a breach of or a default under, any of the Real Property Leases by the Company or any Seller Subsidiary or, to the Knowledge of the Seller Parties, any other Person. The plants, buildings, structures, fixtures, furnishings, and equipment on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are currently being used and currently contemplated to be used. To the Knowledge of the Seller Parties, no material improvements constituting a part of the current Leased Real Property encroach on real property not leased by a Seller Party to the extent that removal of such encroachment would materially impair the manner and extent of the current use, occupancy and operation of such improvements. There are neither any actual, nor, to the Knowledge of the Seller Parties, any threatened or contemplated, condemnation or eminent domain proceedings that affect the Leased Real Property or any part thereof, and no Seller Party has received any notice from any Governmental Body. The past and current use or occupancy of the Leased Real Property and the conduct of the Business as currently conducted and contemplated to be conducted do not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Leased Real Property. No security deposit or portion thereof deposited with respect to the Leases for the Leased Real Property has been applied in respect of a breach or default under such Leases which has not been redeposited in full.

4.10 Tangible Personal Property. Schedule 4.10 sets forth a true and complete list of all equipment and other tangible personal property owned or leased by, in the possession of, or used for the conduct of Business by the Company and the Seller Subsidiaries as currently conducted and currently contemplated to be conducted and having, individually, a value in excess of $1,000, or in the aggregate with all other similar items, a value in excess of $1,000 (the “Tangible Personal Property”). The Tangible Personal Property is sufficient to conduct the Business in the manner currently conducted and contemplated to be conducted. Each material item of Tangible Personal Property is in good condition and repair (ordinary wear and tear excepted), free and clear of any material defects, and none of such Tangible Personal Property requires any repair or replacement within the next three (3) months except for maintenance and replacement consistent with past practice of the Company and Seller Subsidiaries, currently planned capital improvements and repairs described in Schedule 4.10, or as a result of actions by the Company and Seller Subsidiaries or their employees after the Closing Date. No Seller Party has received notice that any of the Tangible Personal Property or its operation is in violation of any existing law. During the past three (3) years, there has not been any interruption of the operations of the Business due to a deficiency, or the inadequate maintenance, of the Tangible Personal Property. Except as set forth in Schedule 4.10, none of the Tangible Personal Property is held under any lease, security agreement or conditional sales contract. Schedule 4.10 sets forth a list and reasonably detailed description of all Tangible Personal Property that is not owned or leased by such Seller Parties. The Company and each Seller Subsidiary have good and marketable title to all of the Tangible Personal Property owned by it, and a valid leasehold or other possessory interest in all other Tangible Personal Property used, operated or occupied by it or located on its premises.
4.11 Contracts.
(a) Schedule 4.11 lists all (i) written Contracts and a summary of all oral Contracts to which the Company or any Seller Subsidiary is party or by which the Company or any Seller Subsidiary or any of its assets is bound or affected, other than Lien Instruments, Real Property Leases or any such Contracts that do not involve expenditures or receipts by the Company or any Seller Subsidiary in excess of $50,000 per annum and (ii) Contracts with a Material Customer or Material Supplier. The Company and Seller Subsidiaries have made available to Buyer true and complete copies of all Contracts, including any and all amendments and other modifications to such Contracts.

(b) Each of the Assumed Contracts is valid, binding and enforceable in accordance with its terms and is in full force and effect. There is no existing material default by any Seller Subsidiary, and no event or circumstance has occurred which, with or without notice or lapse of time or both, would constitute a material default by the Company or any Seller Subsidiary, as applicable, under any such Assumed Contract. No Seller Party has Knowledge of any material default by any other party, or of the occurrence of any event or circumstance which, with or without notice or lapse of time or both, would constitute a material default by any other party, under any such Assumed Contract. Assuming timely receipt of the applicable Consents, the sale of the Purchased Assets by Seller Subsidiaries to Buyer will not, with respect to any Assumed Contract, (i) constitute a default thereunder; (ii) require the consent of any person or party; or (iii) affect the continuation, validity and effectiveness of any Assumed Contract. Neither the Company nor any Seller Subsidiary has released any of their material rights under any Assumed Contract; neither the Company nor any Seller Subsidiary has given any notice of its intention to terminate or has otherwise sought to repudiate or disclaim any Assumed Contract; and to the Knowledge of the Seller Parties, there is no dispute regarding the validity or scope of any such Assumed Contract, or performance under any such Assumed Contract, including with respect to any payments to be made or received by a Seller Party thereunder. No third party to any Assumed Contract has notified the Company nor any Seller Subsidiary of its intent to terminate a Assumed Contract or, except as set forth on Schedule 4.11(b), the assertion of its right to renegotiate the terms or conditions of such Assumed Contract.
(c) None of the Assumed Contracts imposes (i) any noncompete obligation, (ii) any restrictions on the ability of Buyer to operate the Business in any geographic area, (iii) any “most favored nations” or similar obligation to offer terms included in or based on another Assumed Contract or (iv) any consent to assignment requirements other than as set forth on Schedule 4.3.
4.12 Receivables. All accounts receivable and trade accounts of the Business (the “Receivables”) are legal, valid and binding obligations, and are and will be collectible in full at face value (net of the reserves established by the Company and Seller Subsidiaries shown on the Financial Statements). All Receivables represent services actually performed in the ordinary course of the Business. Deferred revenues are presented on the Financial Statements, in accordance with GAAP, with respect to the Company’s and the Seller Subsidiaries’ (a) billed but unearned Receivables; (b) previously billed and collected Receivables still unearned; and (c) unearned customer deposits. Schedule 4.12 lists all accounts payable of the Company and Seller Subsidiaries as of September 30, 2010, together with an aging thereof. At the Closing Date, all accounts payable will have been incurred in exchange for goods or services delivered or rendered to the Company and Seller Subsidiaries in the ordinary course of business.

4.13 Intellectual Property. Seller Subsidiaries own or possess valid, exclusive and irrevocable licenses to, the entire right, title and interest in and to all Intellectual Property Rights necessary for the Business as now conducted and as proposed to be conducted (collectively, the “Business Intellectual Property”), without any violation, misappropriation or infringement of, or other conflict with, the rights of another Person, including, without limitation, the Intellectual Property Rights of another Person. Schedule 4.13(a)-(f) contains a complete list of (a) all patents and pending patent applications owned by Seller Subsidiaries, (b) all trademarks, service marks and trade dress, including all registrations and applications owned by Seller Subsidiaries, (c) all copyrights, registered and unregistered, owned by Seller Subsidiaries, (d) all mask works and domain name registrations owned by Seller Subsidiaries, (e) all agreements to which Sellers Subsidiaries is a party or is otherwise obligated that relate to Business Intellectual Property and/or the Intellectual Property of another Person; (f) all written consents, settlements, judgments, injunctions, decrees, awards, stipulations, orders or similar litigation-related, or inter partes obligations to which Seller Subsidiaries are a party or to which Seller Subsidiaries are otherwise bound, that relate to Business Intellectual Property or the Intellectual Property Rights of another Person, including any employee or former employee of Seller Subsidiaries. Except as set forth on Schedule 4.13(g), all Business Intellectual Property was developed solely by either (A) employees of the Seller Subsidiaries acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein or related thereto, to Seller Subsidiaries or (B) by third parties who have validly, irrevocably and exclusively assigned (or validly licensed, if not assignable) all of their rights, including to the extent assignable all Intellectual Property Rights therein or related thereto, to Seller Subsidiaries. All of Business Intellectual Property Rights are subsisting, valid and enforceable and there has not been any act or omission by the Seller Parties that has had an adverse effect, or could have an adverse effect, on the validity and/or enforceability of any of Business Intellectual Property Rights. There are no outstanding options, licenses, agreements, claims, Liens, encumbrances or shared ownership of interests of any kind relating to any of Business Intellectual Property, nor are the Seller Parties bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property Rights of any other Person except as set forth on Schedules 4.13(a)-(f). There is no pending or, to the Seller Parties’ Knowledge, threatened action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) involving Seller Parties commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental or judicial authority to which Seller Parties are a party claiming that Seller Parties have violated, misappropriated, or infringed any Intellectual Property Rights of any Person and Seller Parties have not received any communications alleging that any of them has violated, misappropriated, or infringed or, by conducting the Business as proposed, would violate, misappropriate, or infringe any Intellectual Property Rights of any other Person and Seller Parties are not aware of any potential basis for such an allegation or of any reason to believe that such an allegation may be forthcoming. The Business Intellectual Property Rights do not include any patents or patent obligations. To the Seller Parties’ Knowledge, no other Person has infringed or misappropriated any part of or otherwise made any unauthorized use of the Business Intellectual Property. Seller Parties have not brought any action, suit or proceeding for infringement of any Business Intellectual Property or breach of any license or agreement involving any Business Intellectual Property and does not currently have any plans to do so. Except as set forth on Schedules 4.13(a)-(f), there are no written consents, settlements, judgments, injunctions, decrees, awards, stipulations, orders or similar litigation-related, or inter partes obligations to which Seller Parties are a party or to which Seller Parties are otherwise bound, that will restrict the rights of Seller Parties to use, transfer, license or enforce any of Business Intellectual Property or restrict the conduct of the Business or limit any right to compete in any line of business or to compete with or solicit any Person. To the Seller Parties’ Knowledge, no employees of Seller Subsidiaries are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with any employee using his or her best efforts to promote the interests of Seller Subsidiaries or that would conflict with the Business as presently conducted by Seller Subsidiaries. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of, nor require the consent of any other Person in respect of, Seller Parties’ right to own, transfer, license or use any of the Business Intellectual Property, as owned or used in the conduct of the Business as currently conducted, in each case except as described on Schedules 4.13(a)-(e)(1-44). Seller Parties and each other party to the agreements listed on Schedule 4.13(e) have performed in all material respects their obligations thereunder, and neither the Seller Subsidiaries nor any other party thereto is in material default thereunder, nor has there occurred any event or circumstance which with notice or lapse of time or both would constitute a material default or material event of default, on the part of the Seller Parties or any other party thereto or give to any other party thereto the right to terminate or modify any such agreement. Seller Parties have not conducted the Business, or used or enforced (or failed to use or enforce) their Intellectual Property Rights, in a manner that would result in the abandonment, cancellation, unenforceability or material diminishment of any item of the Business Intellectual Property or the registrations related thereto, and Seller Parties have not taken (or failed to take) any action that would result in the forfeiture, relinquishment or material diminishment, of any of their Intellectual Property Rights or of the registrations related thereto. All necessary registration, maintenance and renewal fees currently due in connection with the Business Intellectual Property have been properly made. All necessary documents, recordations and certificates in connection with the Business Intellectual Property have been filed with the relevant Governmental Bodies or authorities, as the case may be, for the purposes of maintaining the registrations related to the Business Intellectual Property in such jurisdiction. There are no actions that must be taken by Seller Parties within 90 days of Closing, which, if not taken, would result in the loss of any Intellectual Property Rights of Seller Parties. Neither this Agreement nor the transactions contemplated by this Agreement will result in Seller Parties granting to any Person any incremental right to any Business Intellectual Property, being bound by, or subject to, any incremental non-compete or other incremental restriction on the operation or scope of their respective Business, or being obligated to pay incremental royalties or other amounts, or offer any incremental discounts, to any Person, in each case except as described on 4.13(a)-(e)(1-44). As used herein, an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the Parties not entered into this Agreement or consummated the transactions contemplated hereby. Seller Parties have taken reasonable commercial efforts to protect Business Intellectual Property, including, without limitation, its trade secrets. Seller Parties have not granted any exclusive license in and to any Business Intellectual Property. Seller Parties have not licensed, distributed or otherwise transferred or made available to any third party any software or database product that contains any computer program code authored, created, designed, developed or implemented by Seller Parties that incorporates, contains, references, uses, or links to, any Open Source Software. Seller Parties’ database constitutes a trade secret of Seller Parties and the Seller Parties have used their best efforts to maintain the confidentiality of the database and to restrict access to the database except to those Persons that have a legitimate business reason for accessing the database and that have executed a confidentiality agreement prohibiting the disclosure of the database without the express written authorization of Seller Parties. All data which has been collected, stored, maintained or otherwise used by Seller Parties’

databases has been collected, stored, maintained and used in accordance with applicable laws and any applicable agreements in all material respects. Seller Parties have not received a notice of noncompliance with applicable data protection laws, rules, regulations, guidelines or industry standards. The practices of Seller Subsidiaries are, and have always been, in compliance with (i) Seller Subsidiaries’ then-current privacy policy, including the privacy policy posted on their websites, and (ii) the then-current privacy policies of any customer of a Seller Subsidiary, when required to do so by any contract between such Seller Subsidiary and such customer. Seller Parties have implemented and maintained reasonable measures to protect and maintain the confidential nature of any personal information. Seller Parties are not subject to any obligation that would prevent the Seller Parties from using the personal information in the operation of the Business as currently conducted. Seller Parties have not provided any confidential information related to the Business Intellectual Property to a third party except pursuant to non-disclosure or other confidentiality agreements. Seller Parties are not under any contractual or other obligation to disclose to any third party any Business Intellectual Property. The Seller Parties have not transferred ownership of, or granted any exclusive license with respect to, any Business Intellectual Property or Intellectual Property Rights of another Person. No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Business Intellectual Property and no Governmental Body, university, college, other educational institution or research center has any claim or right in or to the Business Intellectual Property. None of the Seller Parties has any outstanding indemnification agreements to indemnify any other Person against any charge of infringement. Except as set forth on Schedule 4.13(g), each employee, officer, contractor, agent, and consultant who contributed to the creation or development of the Business Intellectual Property of the rights to such contributions that Seller Parties does not already own by operation of law has executed a proprietary information and inventions agreement in the form delivered to Buyer. Seller Parties are not aware that any employees, officers, contractors, or consultants are in violation thereof, and Seller Subseries have no reason to believe otherwise. No such employee, officer, contractor or consultant included a list of prior inventions or otherwise modified such agreement. No current or former director, officer, employee, consultant or contractor of Seller Parties will, after giving effect to each of the transactions contemplated herein, own or retain any rights in or to, or have the right to receive any royalty or other payment with respect to, any of the Intellectual Property Rights used or owned by Seller Parties. Seller Parties own, lease or license computer systems that are necessary for the operation of its Business as currently conducted. In the past 12 months, there has been no failure or other material substandard performance of any computer systems which has caused any material disruption to the Business. Seller Parties have taken commercially reasonable steps to provide for the back up and recovery of data and information and has commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. Seller Parties have taken commercially reasonable actions to protect the integrity and security of its computer systems and the software information stored thereon from unauthorized use, access, or modification by third parties. To the Seller Parties’ Knowledge, the computer systems do not contain any computer code intentionally designed to disrupt, disable, or harm in any manner the operation of any software or hardware or to allow a third party to have access to the user’s computer or network without such user’s authority. Telecom Solutions, LLC, L1 Maintenance, LLC, L1 Land, LLC and L1 Air, LLC do not own, or possess any rights, to any Business Intellectual Property Rights.

4.14 Litigation. Except as disclosed on Schedule 4.14, there are no claims, actions, suits, hearings or investigations (“Claims”) pending or, to the Knowledge of the Seller Parties, threatened, against the Seller Parties. There are no Claims initiated by the Seller Parties pending, or that any Seller Party intends to initiate, against any other Person. No Seller Party has received any Claim or, to the Knowledge of the Seller Parties, threatened Claim, regarding a violation of securities laws, breach of fiduciary duty or similar violation by any of the respective officers, managers, members, directors or employees of any Seller Party.
4.15 Compliance with Rules; Orders. Except as set forth on Schedule 4.15, each Seller Party is in compliance with all laws, statutes, rules, regulations, ordinances, orders and licensing requirements of any federal, state, local and foreign agencies and authorities (“Rules”) applicable to the Business, the Purchased Assets, the Assumed Liabilities, the Leased Real Property, the Land and/or properties of the Company or any Seller Subsidiary. There is not outstanding or, to the Knowledge of the Seller Parties, threatened, any Order involving the any Seller Party or related to the Business, the Purchased Assets, the Leased Real Property, the Land or the Assumed Liabilities.
4.16 Licenses and Permits. The Company and Seller Subsidiaries hold all material Governmental Permits necessary for the ownership, use, occupancy or operation of the Business as currently conducted and currently contemplated to be conducted, all of which are identified on Schedule 4.16. The Governmental Permits listed on Schedule 4.16 are valid and in full effect and the Business has been conducted in compliance with the requirements, standards, criteria and conditions set forth in the Governmental Permits listed on Schedule 4.16. Neither the Company nor any Seller Subsidiary is in material violation of any Governmental Permit, and no proceeding to revoke, modify, cancel, not renew or limit any Governmental Permit is pending or, to the Knowledge of any Seller Party, threatened. No Governmental Permit will be terminated or otherwise modified as a result of the transactions contemplated by this Agreement and the Ancillary Agreements.
4.17 Health, Safety and Environmental Matters.
(a) Except as set forth in Schedule 4.17, the Company and each Seller Subsidiary is in compliance and has complied in all material respects with all applicable Rules relating to public health and safety, worker health and safety and pollution and protection of the environment, including, without limitation, the Environmental Laws, except for non-compliance that has been corrected to the satisfaction of the applicable governing body without any remaining Liability. The Company and Seller Subsidiaries do not have any Liability under any applicable Rules relating to public health and safety, worker health and safety and pollution and protection of the environment, including, without limitation, the Environmental Laws other than Liabilities which do not exceed in the aggregate $50,000. To the Knowledge of the Seller Parties, there are no circumstances that could result in future non-compliance or Liability under applicable Rules relating to public health and safety, worker health and safety and pollution and protection of the environment, including, without limitation, the Environmental Laws.

(b) Either the Company and/or a Seller Subsidiary (as appropriate) possesses all Environmental Permits required by Environmental Laws for the conduct of the Business as presently conducted and as contemplated to be conducted, and is in compliance (and has complied) with the terms and conditions of such Environmental Permits in all material respects except for non-compliance that has been corrected to the satisfaction of the applicable governing body without any remaining Liability. Neither the Company nor any Seller Subsidiary is in material violation of any Environmental Permit, and no proceeding to revoke, modify, cancel, not renew or limit any Environmental Permit is pending or, to the Knowledge of any Seller Party, threatened. No Environmental Permit will be terminated or otherwise modified as a result of the transactions contemplated by this Agreement and the Ancillary Agreements.
(c) No Seller Party has received written notice of any pending or threatened Environmental Claim against any Seller Party or affecting the Land, any Leased Real Property or other Purchased Asset, and no Environmental Claim is pending or to the Knowledge of a Seller Party threatened, against the Seller or any Seller Subsidiary; and there is no reasonable or actionable basis for any such Environmental Claim.
(d) Except as set forth in Schedule 4.17 and other than typical janitorial and office supplies stored, used and disposed of in accordance with Environmental Laws, neither the Company nor any Seller Subsidiary has generated, exposed any person to, used, stored, transported, disposed of, or released, and to the Knowledge of the Seller Parties, no other Person has generated for transport, transported, disposed of, or released, any Hazardous Substances at, on, under or from any of the Leased Real Property (or the soil, groundwater, surface water, ambient air or building elements thereof) or Purchased Assets in violation of Environmental Laws. There are no Hazardous Substances present on, in or under the Leased Real Property or the Land as a result of the operations of the Company and Seller Parties during the occupancy of the Leased Real Property by the Company or any Seller Party. Except as set forth in Schedule 4.17, there are no Hazardous Materials present in the soil, groundwater, surface water or building elements of the Leased Real Property or the Land. There are no Hazardous Materials other present at, in or under any Leased Real Property or the Land, other than typical janitorial and office supplies stored and used in compliance with Environmental Laws and Hazardous Materials in ambient indoor air at levels not exceeding the background levels for the area.
(e) No Seller Party has ever been subject to, or received any notice (written or oral) of any private, administrative or judicial action, or any notice (written or oral) of any intended private, administrative, or judicial action relating to the presence or alleged presence of Hazardous Substances in, under or upon any of the Leased Real Property or the Land, and other than as set forth on Schedule 4.17 or as described in any documents or reports referenced therein, to the Knowledge of any Seller Party, there is no reasonable basis for any such notice or action; and there are no pending or, to the Knowledge of any Seller Party, threatened actions or proceedings (or notices of potential actions or proceedings) from any Governmental Body or any other entity regarding any matter relating to health, safety or protection of the environment and affecting the Business, the Leased Real Property or the Land.

4.18 Insurance. Schedule 4.18 contains a true, correct and complete list of all policies of fire and casualty, property and other liability, worker’s compensation and other forms of insurance maintained by the Company and Seller Subsidiaries with respect to the Business or any Purchased Asset including the name of the insurance carrier, the policy number, and the nature of coverage provided, copies of which have been provided to Buyer. All such policies are in full force and effect and all premiums due and payable for periods prior to the Closing Date under such policies have been paid or will be paid when due. No notice of cancellation of any such policies has been received; and such policies are sufficient for compliance with all requirements of law, the Contracts, Lien Instruments and Real Property Leases. Except for amounts deductible under policies of insurance and as described in Schedule 4.18, neither the Company nor any Seller Subsidiary is subject to liability as a self insurer. Except as set forth in Schedule 4.18, there are no claims pending or threatened under any of such policies and there are no disputes between the Company and any Seller Subsidiary and any of the underwriters of said policies.
4.19 Labor Matters. None of the Company, any Seller Subsidiary or any ERISA Affiliate is, nor has any of them ever been, subject to or bound by any collective bargaining agreement, labor contract or similar agreement or arrangement with any labor union, trade union, works council or other employee representative, nor is any such agreement or contract being negotiated. There is no pending or, to the Knowledge of the Seller Parties, threatened or reasonably anticipated union organizational activity, strike, labor dispute, slowdown, concerted refusal to work overtime, work stoppage or other labor or employment dispute against or affecting the Business and neither the Company nor any Seller Subsidiary has any knowledge of any activities or proceedings of any labor union to organize any Business Employees. Except as set forth on Schedule 4.19, neither the Company nor any Seller Subsidiary has received: (i) written notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Body against or relating to any Business Employee nor is any such charge or complaint pending, (ii) written notice of any proceedings arising out of any collective bargaining agreement, or similar agreement nor are any such proceedings pending, (iii) notice of threats to commence any proceedings by or on behalf of any Business Employee, former employee or any other representative of such employee with respect to or relating to the Company and any Seller Subsidiaries before the Equal Employment Opportunity Commission or any other Governmental Body responsible for the prevention of unlawful employment practices nor are any such proceedings pending, or (iv) written notice of the intent of any Governmental Body responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, classification of employees, whistleblower or occupational safety and health laws to conduct an investigation with respect to or relating to any employee or to any site or facility at which any employee is located, or notice that such investigation is in progress. The Company and Seller Subsidiaries are in compliance with all Rules respecting employment and employment practices in all material respects.

4.20 Compensation. Schedule 6.4(a) is a complete and correct list of the name, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of each Business Employee and each other person to whom the Company and such Seller Subsidiary pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever. Except as set forth on Schedule 6.4(a), (i) there are no severance payments or other payments that are or could become payable to any Business Employee under the terms of any oral or written agreement or commitment or any Rule, custom, trade or practice as a result of the transactions completed by this Agreement or the Ancillary Agreements, and (ii) as of the date hereof, to the Knowledge of the Seller Parties, no Business Employee has any plans to terminate his or her employment with the Company and/or any Seller Subsidiary. Except as set forth on Schedule 6.4(a), no Business Employees are currently on leave relating to work-related injuries and/or receiving disability benefits under any Plan. Schedule 4.20 sets forth the employees of Telecom Solutions, LLC, L1 Land, LLC, L1, Air, LLC and/or L1 Maintenance, LLC, and except as set forth on Schedule 4.20, no Business Employees has been, or currently is an employee, consultant, contractor or agent of Telecom Solutions, LLC, L1 Land, LLC, L1, Air, LLC and/or L1 Maintenance, LLC.
4.21 Employee Benefits.
(a) Schedule 4.21 contains an accurate and complete list of all Plans, as defined below, contributed to, maintained or sponsored by the Company and each Seller Subsidiary, to which the Company and such Seller Subsidiary is obligated to contribute or with respect to which the Company and such Seller Subsidiary has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of companies, within the meaning of Section 414 of the IRC or Section 4001(b) of ERISA, of which the Company and each Seller Subsidiary is a member (each, an “ERISA Affiliate”).
(b) For purposes of this Agreement, the term “Plans” means: (i) employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not funded and whether or not terminated; (ii) employment agreements; and (iii) personnel policies or fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded and whether or not terminated, including, without limitation, stock bonus, deferred compensation, pension, severance, bonus, vacation, travel, incentive and health, disability and welfare plans.
(c) Except as disclosed on Schedule 4.21, neither the Company nor any Seller Subsidiary nor any ERISA Affiliate contributes to, has any obligation to contribute to or otherwise has any liability or potential liability with respect to any of the following: (i) any “defined benefit” Plan (as defined in Section 3(35) of ERISA or Section 414(j) of the IRC, (ii) any “Multi-employer” Plan (as such term is defined in Sections 3(37) or 4001(a)(3) of ERISA); (iii) any “multiple employer” Plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the IRC; or (iv) any plan which provides health, life insurance, accident or other “welfare-type” benefits to current or future retirees or current former employees, their spouses or dependents, other than in accordance with Section 4980B of the IRC or applicable state continuation coverage law.
(d) Except as disclosed on Schedule 4.21, none of the Plans obligate the Company or Seller Subsidiaries to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a “change in control,” as such term is used in Section 280G of the IRC.

(e) Each Plan and all related trusts, insurance contracts and funds have been maintained, funded and administered in material compliance with all applicable Rules, including, but not limited to, ERISA and the IRC. None of the Company, any Seller Subsidiary, any trustee or administrator of any Plan or any other person has engaged in any transaction with respect to any Plan or failed to act in a manner which could subject the Company or any Seller Subsidiary, or any trustee or administrator of any Plan, or any party dealing with any Plan, or Buyer to any material tax or penalty imposed by ERISA or the IRC. No actions, suits, claims, complaints, charges, proceedings, hearings, investigations or demands with respect to the Plans (other than routine claims for benefits) are pending or threatened, and no Seller Party has Knowledge of any facts that could give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, investigations or demands. No Purchased Assets are the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the IRC, and neither the Company nor any Seller Subsidiary has been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the IRC. Neither the Company nor any Seller Subsidiary nor any ERISA Affiliate has incurred and there are no circumstances under which the Company any Seller Subsidiary or any ERISA Affiliate could reasonably incur any liability (whether directly or indirectly) under Title IV of ERISA.
(f) Each Plan that is intended to be qualified under Section 401(a) of the IRC, and each trust (if any) forming a part of such Plan, has received a current favorable determination or opinion letter from the IRS as to the qualification under the IRC of such Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination or opinion letter that reasonably could be expected to adversely affect the qualification of such Plan or the tax exempt status of such related trust.
(g) No underfunded “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Closing Date, transferred out of the controlled group of companies (within the meaning of IRC Section 414 or ERISA Section 4001(b)) of which the Company and Seller Subsidiaries are a member or was a member during such five-year period.
(h) No Plan has any unfunded liabilities.
(i) With respect to each Plan, the Company and Seller Subsidiaries have made available to Buyer with true, complete and correct copies, to the extent applicable, of the following:
(i) all documents pursuant to which the Plans are maintained, funded and administered;
(ii) the two most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with attachments);
(iii) the two most recent actuarial reports;
(iv) the two most recent financial statements;
(v) all governmental rulings, determinations and opinions (and pending requests for governmental rulings, determinations and opinions); and
(vi) the most recent valuation of the present and future obligations under each Plan that provides post-retirement or post-employment health, life insurance, accident or other “welfare-type” benefits.

4.22 Absence of Certain Changes. Except as disclosed on Schedule 4.22, since December 31, 2009 the Company and each Seller Subsidiary has conducted its operations and the Business in the ordinary course consistent with past practices, and has not:
(a) suffered a Material Adverse Change;
(b) experienced any damage, destruction or loss to or of any of the material assets or properties owned or leased by the Company or any Seller Subsidiary related to the Business or any Purchased Asset;
(c) borrowed any amount or incurred any Indebtedness not in the ordinary course of business;
(d) paid, waived, released, discharged or satisfied any Lien, obligation or Liability, other than in the ordinary course of business, or prepaid or cancelled any amount of Indebtedness for borrowed money;
(e) subjected any portion of the Purchased Assets to any Lien;
(f) made or granted any bonus or any wage, salary or compensation increase to any manager, officer, employee or sales representative, group of employees or consultant or made or granted any increase in any Plan, or amended or terminated any existing Plan or adopted any new Plan or arrangement, except for compensation increases to non-executive employees in the ordinary course of business consistent with past practice;
(g) made any acquisition (by merger, consolidation, or acquisition of equity interests or assets) of any Person;
(h) transferred or granted any license or sublicense of any rights under or with respect to any of the Business Intellectual Property other than in the ordinary course of business consistent with past practice;
(i) sold, assigned, licensed, pledged, disposed of or transferred any of their assets or rights, except for as expressly contemplated by this Agreement and except for any such assets having an aggregate value of less than $50,000;
(j) changed their independent public accountants, changed their accounting methods or accounting practices or changed their depreciation or amortization policies or rates;
(k) adopted, amended, modified or terminated any Plan, Contract or commitment for the benefit of any Employee, made any contribution to any Plan (other than regularly scheduled contributions) or increased the compensation or other benefits payable or provided to any officer, director, employee or other personnel or granted any equity or equity based awards;
(l) made any oral or written representation or commitment with respect to any aspect of any Plan that is not in accordance with the existing written terms and provisions of such Plan;

(m) entered into any joint ventures, strategic partnerships or alliances;
(n) except as required by GAAP, by Rules, or by circumstances which did not exist as of such date, changed any of the accounting principles or practices used by it;
(o) changed its practices and procedures with respect to the collection of Receivables or offered to discount the amount of any Receivables or extended any other incentive (whether to the account debtor or any employee or third party responsible for the collection of Receivables) with respect thereto;
(p) changed its standard invoicing or billing practices and procedures;
(q) made or changed any Tax election, changed any annual accounting period, adopted or changed any accounting method with respect to Taxes, filed any amended Tax Return, entered into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company Entities, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;
(r) entered into any commitment for capital expenditures in excess of $10,000 for any individual commitment or $50,000 in the aggregate;
(s) incurred or guaranteed any Indebtedness, issued any debt securities or rights to acquire debt securities, or enter into any arrangement having the economic effect of any of the foregoing;
(t) paid or agreed to pay in settlement, or compromise or waive any rights under or pursuant to, any matter involving actual or threatened Claims;
(u) failed to use commercially reasonable efforts to preserve intact the Business and to keep available the services of its present officers, employees and other personnel and preserve its relationships with customers, suppliers and others having business dealings with it;
(v) failed to use commercially reasonable efforts to maintain the Purchased Assets in their current condition, except for ordinary wear and tear, or failed to repair, maintain, or replace any of the Purchased Assets in accordance with the normal standards of maintenance applicable in the industry;
(w) amended, terminated, or failed to use commercially reasonable efforts to renew any Assumed Contract, or received any notice or other notification that any other Person has or intends to take any such actions;
(x) entered into any contract related to the Business or any Purchased Asset outside the ordinary course of business; or

(y) agreed or made any commitment (orally or in writing) to take any of the foregoing actions.
4.23 Absence of Certain Business Practices. None of the Company, any Seller Subsidiary, or any employee, officer, director or affiliate of any of them, or any other Person acting on behalf of any of them, has, with respect to, on behalf of or to otherwise further the interests of such Seller Party, (a) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to foreign or domestic government officials or employees, (c) established or maintained any unlawful or unrecorded funds or other assets or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions; (d) made any bribe, kickback or other unlawful payment or (e) made any material favor or gift which is not, in good faith, believed by such Person to be fully deductible for any income tax purposes and which was, in fact, so deducted.
4.24 Related Party Transactions. Except as set forth on Schedule 4.24, no Related Party (i) has borrowed money from or loaned money to the Company or any Seller Subsidiary that is currently outstanding or otherwise has any cause of action or claim against the Company or any Seller Subsidiary, (ii) has any direct or indirect ownership interest in any property or asset used or developed by or for the Company or any Seller Subsidiary in the conduct of the Business except through such Person’s ownership of Interests, (iii) has or has had any direct or indirect ownership interest in, or served as an officer, director, employee or consultant of, any Person which is a present competitor, supplier or customer of the Business or (iv) is a party to any agreement or is engaged in any ongoing transaction with the Company or any Seller Subsidiary other than employment in the ordinary course of the Business.
4.25 Customers and Suppliers. Schedule 4.25(a) lists the twenty (20) largest customers (each a “Material Customer”) of the Business for the year ended December 31, 2009 and the 8 month period ended September 30, 2010, based on and listing the gross sales (rounded to the nearest $1,000). Except as set forth on Schedule 4.25(a), no Material Customer has canceled, terminated or otherwise modified, or threatened to cancel, terminate or otherwise modify, its relationship with the Company or any of the Seller Subsidiaries during the twelve months immediately preceding the Closing Date or has during such twelve month period decreased, or threatened to decrease or limit its business with such Seller Parties. Schedule 4.25(b) lists the ten (10) largest suppliers and vendors (each a “Material Supplier”) of the Business for the year ended December 31, 2009, based on and listing the gross purchases (rounded to the nearest $1,000). Except as set forth on Schedule 4.25(b), no Material Supplier has canceled, terminated or otherwise modified, or threatened to cancel, terminate or otherwise modify, its relationship with the Company or any of the Seller Subsidiaries during the twelve months immediately preceding the Closing Date or has during such twelve month period decreased, or threatened to decrease or limit its business with such Seller Parties. No Material Customer or Material Supplier has cancelled, terminated or otherwise modified its relationship with the Business since December 31, 2009 and no Seller Party has received notice that any Material Customer or Material Supplier intends to cancel, terminate or otherwise modify its relationship with the Business for any reason including, without limitation, as a result of the consummation of the transactions contemplated by the Agreement and the Ancillary Agreements.

4.26 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any Seller Party related to the Business or any Purchased Asset that are presently in effect.
4.27 Investment Representation.
(a) Each Seller Party that receives Parent Common Stock is an “accredited investor” as defined in Regulation D under the Securities Act has such knowledge and experience in financial and business matters that such Seller Party is capable of evaluating the relative risks and merits of an investment in the Parent Common Stock.
(b) The Seller Party has had an opportunity to ask questions of and receive answers from the Buyer, or a person or persons acting on the Buyer’s behalf, concerning the terms and conditions of the Parent Common Stock. In addition, each Seller Party has read or reviewed and is familiar with the Buyer’s reports on Forms 10-K, 10-Q and 8-K as filed with the U.S. Securities and Exchange Commission (the “SEC”).
(c) Such Seller Party acquiring such shares represents that the Parent Common Stock to be issued hereunder are being acquired solely for such Seller Party’s own account, for investment and not with a view to or for the resale or distribution thereof (except pursuant to the Registration Rights Agreement (as defined below); such Seller Party has no present plans to enter into any contract, undertaking, agreement, or arrangement relating thereto that would render the Buyer unable to rely on the safe harbor set forth in Regulation D under the Securities Act for the issuance of the Parent Common Stock hereunder.
(d) Such Seller Party acquiring Parent Common Stock understands that the shares of such Parent Common Stock to be issued hereunder have not been registered under the Securities Act or under the securities laws of any state or other jurisdiction and are being offered and issued in reliance upon exemptions for private offerings. Such Seller Party acquiring such Parent Common Stock acknowledges and is aware that there are substantial restrictions on the transferability of the Parent Common Stock; the Parent Common Stock to be issued hereunder cannot be resold unless they are registered under the Securities Act and qualified under any applicable securities law of any state or other jurisdiction, or an exemption from such registration or qualification is available.
4.28 Preferences; Solvency. Each of the following statements are, and, after giving effect to the transactions contemplated by this Agreement and the other Ancillary Agreements and upon any distribution of any contemplated assets of the Company or a Selling Subsidiary to a liquidating trust or to the Company’s or a Selling Subsidiary’s creditors and shareholders, each of the following statements will be true and correct:
(a) The aggregate value of all assets of the Company and the Selling Subsidiaries, on a consolidated basis, or any such liquidating trust at their respective then present fair saleable values exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Company and the Selling Subsidiaries, on a consolidated basis, or such liquidating trust. For purposes of this Section 4.28, “present fair saleable value” means the amount that may be realized within a reasonable time through a sale within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions. In determining the present fair saleable value of the Company’s and the Selling Subsidiaries’ contingent liabilities (such as litigation, guarantees and pension plan liabilities) on a consolidated basis, the Company and the Selling Subsidiaries have considered such liabilities that could possibly become actual or matured liabilities.

(b) The Company and the Selling Subsidiaries or any such liquidating trust are not insolvent as such term is used in Sections 547 and 548 of the United States Bankruptcy Code and all other applicable preference, fraudulent transfer or fraudulent conveyance laws, statutes, rules or regulations applicable to the Company, the Selling Subsidiaries or such liquidating trust, including the laws of the State of South Carolina.
(c) The consideration received by the Company and the Selling Subsidiaries hereunder constitutes reasonably equivalent consideration for the Company’s and the Selling Subsidiaries’ entering into the transactions contemplated by this Agreement.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES
Each Buyer Party represents and warrants to each of the Seller Parties as follows:
5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the laws of the Delaware.
5.2 Authority. Each Buyer Party has the requisite power and authority to execute, deliver and perform this Agreement and all other agreements and documents required to be delivered hereunder (collectively, the “Buyer Party Agreements”) and to consummate the transactions contemplated by the Buyer Party Agreements. The execution, delivery and performance of the Buyer Party Agreements and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of such Buyer Party. Each of the Buyer Party Agreements has been, or with respect to Buyer Party Agreements to be executed at the Closing will be, duly executed and delivered by such Buyer Party, and each constitutes or will constitute when executed and delivered a valid and binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms.
5.3 No Conflict or Breach. The execution, delivery and performance of the Buyer Party Agreements do not and will not (a) conflict with or constitute a violation of the Certificate of Incorporation or Bylaws of either Buyer Party; or (b) conflict with or constitute a violation of any law, statute, judgment, order, decree or regulation of any court, administrative agency, Governmental Body or arbitrator applicable to or relating to either Buyer Party, excluding from the foregoing clause (b) such conflicts or violations that would not, individually or in the aggregate, (A) prevent or materially delay consummation of the transactions contemplated hereby, (B) otherwise prevent or materially delay performance by such Buyer Party of its material obligations under this Agreement or (c) a material adverse effect on the Buyer Parties.

5.4 Governmental Approvals. Except as listed on Schedule 5.4 no consent, approval, authorization, registration or filing with any federal, state or local judicial or Governmental Body or administrative agency is required in connection with the valid execution and delivery by either Buyer Party of the Buyer Party Agreements or the consummation by such Buyer Party of the transactions contemplated in the Buyer Party Agreements.
5.5 Litigation. There are no Claims pending or, to the knowledge of Buyer, threatened, that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of either Buyer Party to consummate the transactions contemplated by this Agreement.
5.6 Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of either Buyer Party in connection with the transactions contemplated by this Agreement, and there are no claims for any brokerage commission, finder’s fee or similar payment due from such Buyer Party.
5.7 Financing. Parent has funds available in an amount sufficient to pay the Purchase Price and related costs and expenses of the transaction contemplated hereby to be paid by it.
5.8 Capitalization; Parent Common Stock.
(a) The authorized capital stock of Parent consists solely of 125,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, $0.001 par value per share. Parent has sufficiently authorized Parent Common Stock available for issuance to permit Buyer to consummate the transactions contemplated by the Agreement.
The Parent Common Stock (i) will be, when delivered, duly authorized, validly issued, fully paid and nonassessable, (ii) will not, when delivered, be subject to preemptive rights created by statute, Parent’s constitutive documents or any agreement to which Buyer is a party or by which Buyer is bound, and (iii) will, when delivered, be free of Liens (except for any Liens created as a result of the Registration Rights Agreement and Liens arising out of the recipient’s actions). Assuming the truth and accuracy of the representations and warranties made by each of the Seller Parties in Section 4.27, the issuance to the Seller Parties of the shares Parent Common Stock will not require registration under the Securities Act.

ARTICLE 6
COVENANTS
6.1 Conduct of Business Pending the Closing. At all times from the execution of this Agreement until the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as may be required by law, as set forth in Schedule 6.1 or as contemplated elsewhere in this Agreement, the Company shall use its commercially reasonable efforts to, and shall cause each Seller Subsidiary to use its commercially reasonable efforts to, operate the Business in the ordinary course consistent with past practice in all material respects and in compliance in all material respects with all applicable laws and regulations and to use commercially reasonable efforts to preserve substantially intact the Business and the goodwill of the Business. Furthermore, with respect to the Business, the Company agrees not to take any of the following actions (and to cause Seller Subsidiaries not to take such actions) (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby, as set forth in Schedule 6.1, or to the extent Buyer shall consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned):
(a) (i) sell, lease, license or otherwise dispose of (1) any of the Purchased Assets or (2) any of the capital stock of or other equity interests in any Seller Subsidiary, or (ii) mortgage or pledge any of the Purchased Assets or subject any of the Purchased Assets to any Lien (other than a Permitted Lien), other than, in the case of both clauses (i)(1) and (ii), in the ordinary course of the Business consistent with past practice;
(b) except with respect to ordinary course contracts with customers of the Business, enter into or amend any Assumed Contract other than in the ordinary course of the Business consistent with past practice;
(c) except as set forth on Schedule 6.1 or as required pursuant to new contracts entered into in the ordinary course of business, make or commit to make capital expenditures relating to the Business;
(d) except as otherwise permitted or contemplated by this Agreement, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of Seller Subsidiaries; and
(e) agree in writing or otherwise to take any action inconsistent with any of the foregoing.

6.2 Tax Matters.
The Seller Parties shall pay all sales, use, stamp, documentary, recording, value added, goods and services, bulk sales, excise, registration, conveyance and real estate and other transfer Taxes and fees (“Transfer Taxes”), if any, due as a result of the purchase, sale or transfer of the Purchased Assets in accordance herewith whether imposed by law on the Company, Seller Subsidiaries or Buyer. The party required by applicable law to file any necessary documentation or Tax Returns with respect to such Transfer Taxes (the “Filing Party”) shall do so in the time and manner so required, and shall pay all Transfer Taxes reflected on such documentation or Tax Returns. If Buyer is the Filing Party, the Seller Parties shall reimburse Buyer for such Transfer Taxes within 10 days of receipt of reasonable evidence of the amount of such Transfer Taxes. Upon the request of the party that is not the Filing Party, the Filing Party shall furnish the Company with proof of such payment. The parties shall cooperate as reasonably requested to minimize the amount of such Transfer Taxes, including, as applicable, providing appropriate documentation, obtaining certificates of exemption, and transferring by electronic means any Purchased Assets susceptible to such transfer.
(a) Subject to Section 6.2(a) and Section 6.2(c), the Seller Parties shall be responsible for the preparation and timely filing of all Tax Returns of the Seller Parties required to be filed for any Tax period, including all Tax Returns required to be filed with respect to the Business or the Purchased Assets for any Pre-Closing Tax Period. Such Tax Returns shall be true, complete and correct and prepared in accordance with applicable law and past practices (except as required by applicable law). To the extent that Buyer could be liable as a successor for Taxes reflected or required to be reflected on any such Tax Return, the Seller Parties shall provide Buyer with a copy of such Tax Return at least thirty (30) days prior to the due date, and shall revise such Tax Return in accordance with Buyer’s reasonable comments. Any disputes with respect to such Tax Returns shall be resolved in accordance with the procedures set forth in Section 2.7. The Seller Parties shall be responsible for and shall timely pay all Taxes of the Seller Parties for any Tax period, and all Taxes with respect to the Business or the Purchased Assets for any Pre-Closing Tax Period. For the avoidance of doubt, with respect to any Tax Incentive applicable to the Purchased Assets or the Business during the Pre-Closing Tax Period (each, a “Pre-Closing Tax Incentive”), the Seller Parties shall be responsible for and shall pay any amount required to be forfeited to a Governmental Body, any offset against any refund, claim or amount owing from such Governmental Body, or any other similar detriment with respect to any Pre-Closing Tax Incentive (each, a “Clawback”), regardless of when the Clawback is assessed or incurred and regardless of the reason for the Clawback.
(b) Subject to Section 6.2(a) and Section 6.2(c), Buyer will be responsible for the preparation and timely filing of all Tax Returns required to be file with respect to its operation of the Business or ownership or use of the Purchased Assets for any Tax period (or portion thereof) commencing after the Closing (the “Post-Closing Tax Period”). Such Tax Returns shall be true, complete and correct and prepared in accordance with applicable law. Buyer shall be responsible for and shall timely pay all Taxes with respect to its operation of the Business or ownership or use of the Purchased Assets for any Post-Closing Tax Period.
(c) All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date (each such period, a “Straddle Period”) shall be apportioned between the Company and Buyer as of the Closing Date based on the number of days in such Straddle Period that are in the Pre-Closing Tax Period, and the number of days in such Straddle Period that are in the Post-Closing Tax Period. The Company shall be liable for the portion of such Taxes attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the portion of such Taxes attributable to the Post-Closing Tax Period. The Filing Party shall file any Tax Returns with respect to such Taxes in the time and manner required by law. Such Tax Returns shall be true, complete and correct and prepared in accordance with applicable law and past practices (except as required by applicable law). The Filing Party shall provide the Non-Filing Party with a copy of each such Tax Return at least thirty (30) days prior to the due date, and shall revise such Tax Return in accordance with the Non-Filing Party’s reasonable comments. Any disputes with respect to such Tax Returns shall be resolved in accordance with the procedures set forth in Section 2.7. If bills for such Taxes have not been issued as of the Closing Date, and, if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes. After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by them. If either party receives a refund of Taxes that the other party has paid pursuant to this Section 6.2(c), it shall reimburse the other party its proportionate share of such refund, less any Taxes or other costs imposed with respect to the receipt of such refund.

(d) The Company, Seller Subsidiaries and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any action, suit or proceeding, claim, arbitration, litigation or investigation relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.
(e) At Buyer’s election, Buyer and the Seller Parties shall utilize the alternate procedure set forth in Revenue Procedure 2004-53 with respect to wage withholding for Transferred Employees.
6.3 Third Party Consents and Regulatory Approvals.
(a) Subject to the terms and conditions hereof, the Company shall use its reasonable best efforts and Buyer shall use its commercially reasonable efforts to, and the Company shall cause Seller Subsidiaries to use their reasonable best efforts to:
(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;
(ii) as promptly as practicable, obtain from any Governmental Body or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or Buyer or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;
(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement under (A) the Exchange Act and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law; and
(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
The Company and Buyer shall cooperate with each other in connection with the making of all such filings, including, without limitation, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, considering in good faith reasonable additions, deletions or changes suggested in connection therewith. The Company and Buyer shall use their respective reasonable best efforts to furnish to each other, upon reasonable request, all information reasonably necessary or advisable in connection with any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Buyer and the Company agree that nothing contained in this Section 6.3(a) shall modify or affect their respective rights and responsibilities under Section 6.3(b) or Section 2.7(g).

(b) Subject to the terms hereof, Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals required for Closing under the HSR Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”), and to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Buyer shall pay all filing and related fees in connection with any such filings that must be made by any of the parties under the Antitrust Laws. The parties hereto do not anticipate filing Notification and Report Forms under the HSR Act.
Subject to applicable law and as required by any Governmental Body, the Company and Buyer each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Section 6.3, including promptly furnishing the other with copies of notices or other material communications received by Buyer or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or Governmental Body with respect to the transactions contemplated hereby. Neither the Company nor Buyer shall permit any of their representatives to participate in any meeting with any Governmental Body in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Body, gives the other party the opportunity to attend and participate thereat.
6.4 Employment and Benefit Matters.
(a) Schedule 6.4(a) sets forth, as of the date hereof, a list of individuals employed by the Company and/or Seller Subsidiaries that are primarily engaged in the Business (the individuals set forth on such schedule are each a “Business Employee” and are collectively referred to as the “Business Employees”) showing for each such Business Employee the following information: (i) name, (ii) position, (iii) rate of compensation and any incentive compensation arrangements, bonuses, commissions, severance arrangements or fringe or other benefits, whether payable in cash or in kind, (iv) the date of hire, (v) visa status and (vi) whether such individual is on leave relating to work-related injuries and/or receiving disability benefits under any Plan. On or immediately after the Closing Date, the Company shall update Schedule 6.4(a) to reflect any new hires, terminations or departures of Business Employees (and the individuals appearing on such updated schedule shall be deemed to be Business Employees for purposes of this Section 6.4). On or before the Closing Date and except as indicated otherwise on Schedule 6.4, Buyer shall offer employment to each Business Employee, such offer to be pursuant to an offer letter on Buyer’s standard form and conditioned on the occurrence of the Closing and on such employees satisfying normal employment conditions of Buyer; provided that such offers of employment shall be with respect to base salary and cash bonus eligibility measured immediately following the Closing that, in the aggregate, are substantially similar to those in effect immediately prior to the Closing and the start date for each Business Employee shall be on the Closing Date (the “Offers”). The Company and Seller Subsidiaries shall use their commercially reasonable efforts to assist Buyer in employing as new employees of Buyer, all Business Employees. Any Business Employee who accepts Buyer’s offer of employment and commences employment with Buyer shall be referred to, individually, as a “Transferred Employee” and, collectively, as the “Transferred Employees.” Seller Subsidiaries shall terminate the employment of all Transferred Employees with Seller Subsidiaries effective immediately prior to such Transferred Employees commencing employment with Buyer. Buyer shall in no way be obligated to continue to employ any Transferred Employee for any specific period of time, except to the extent otherwise provided in any written agreement entered into by Buyer and/or any Subsidiary thereof and any Transferred Employee after the Closing.

(b) From and after the Closing, each Transferred Employee will become eligible to participate in Buyer’s standard existing employee benefits provided to similarly situated Buyer employees such Transferred Employee immediately prior to the Closing. Buyer shall treat, and shall cause its applicable benefit plans to treat, the period of employment of the Transferred Employees with Seller Subsidiaries attributable to any period before the Closing as employment rendered to Buyer for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including vacation accrued) but excluding benefit accrual under any defined benefit plan of Buyer or vesting of equity compensation except where doing so would cause duplication of benefits. Without limiting the foregoing, Buyer shall use commercially reasonable efforts to cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar plan of Buyer to be waived with respect to the Transferred Employees and their eligible dependents, to the extent waived under the plan maintained by Seller Subsidiaries in which the Transferred Employees participated immediately prior to the Closing Date.
(c) Seller Subsidiaries shall be liable for the administration and payment of all workers’ compensation and health and welfare Liabilities and benefits (including Liabilities arising out of the termination of employment of any Business Employee) with respect to any Transferred Employees to the extent resulting from claims arising prior to the Closing Date. Buyer shall be liable for the administration and provision of benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) with respect to Business Employees and/or Transferred Employees to the extent resulting from claims arising on and after the Closing Date (including such COBRA related benefits arising out of the termination of employment of any Business Employee). The Seller Parties shall be responsible for fifty percent (50%) of the costs of any such COBRA benefits required to be paid by Buyer (including, without limitation, administrative costs) as a result of the preceding sentence. For purposes of the preceding sentence, claims shall be considered incurred on the date when medical/dental services are rendered or medical/dental supplies provided, and not when the condition arose or the course of treatment began. It is anticipated that no notice obligations shall arise under the Worker Adjustment Retraining Notification Act (“WARN”) since it is expected that fewer than fifty employees at a single site of employment will suffer an “employment loss” as defined by WARN given the Offers to the Business Employees. Nevertheless, in the event Buyer and/or the Seller Parties are required to defend against an action alleging a WARN violation as a result of employment losses suffered in connection with the transactions contemplated by this Agreement, as between Buyer and the Seller Parties, Buyer accepts responsibility for any Loss under WARN arising from its termination of Transferred Employees and, provided that Buyer makes the Offers to the Business Employees except as indicated otherwise on Schedule 6.4, the Seller Parties accept responsibility for any Loss under WARN arising out of terminations of any Business Employees (other than the Transferred Employees) by the Seller Parties.

(d) Buyer shall perform all of its obligations under COBRA with respect to Transferred Employees that become covered by any group health insurance plan of Buyer. The Company and the Seller Subsidiaries and the group medical plan sponsored by the Company or Seller Subsidiaries shall be responsible for COBRA continuation coverage with respect to any qualifying event that occurs prior to the Closing Date.
(e) Buyer or Parent, as applicable, shall provide credit to each Transferred Employees for up to eighty (80) hours of vacation time and paid time off that the respective Transferred Employee accrued pursuant to the policies of the Company or Seller Subsidiary but did not forfeit or use prior to the Closing Date, as set forth on Schedule 6.4(a).
(f) As soon as practicable following the Closing Date, and subject to the approval of the Compensation Committee of the Board of Directors of Parent, Parent shall grant (i) options to purchase shares of Parent Common Stock and shares of restricted Parent Common Stock under its 2010 Equity Incentive Plan (the “2010 Plan”) in the amounts and to the individuals set forth on Schedule 6.4(f) or as otherwise mutually agreed by Buyer and the Company and (ii) 600,000 shares of restricted Parent Common Stock under the 2010 Plan in the amounts and to the individuals set forth on Schedule 6.4(f) or as otherwise mutually agreed by Buyer and the Company. The shares of Parent Common Stock issuable upon exercise of the options and the shares of restricted Parent Common Stock granted in accordance with this Section 6.4(f) shall be registered on Buyer’s registration statement on Form S-8 filed with the SEC on August 17, 2010. The exercise price for such options shall be the closing price of Parent Common Stock on NASDAQ on the date of grant and such stock options shall vest with respect to 5% of the shares subject to the stock option on the first day of each calendar quarter immediately following the grant date for 15 consecutive quarters and, with respect to the remaining 25% of the shares subject to the stock option, on the first day of the following calendar quarter, subject to continued services through each applicable vesting date. The stock options granted in accordance with this Section 6.4(f) shall be governed by the terms and conditions of the 2010 Plan and the standard form of stock option agreement under the 2010 Plan. The restricted Parent Common Stock granted in accordance with this Section 6.4(f) shall be governed by the terms and conditions of the 2010 Plan and the standard form of restricted stock agreement under the 2010 Plan or such other agreement approved by Parent.
Except as expressly set forth in this Section 6.4 with respect to Transferred Employees, Buyer shall have no obligation or Liability with respect to any Business Employee (including any beneficiary or dependent thereof) and the Company or Seller Subsidiaries, as applicable, are and shall remain responsible for any obligation or Liability, whether contractual or statutory, arising out of the Company’s or Seller Subsidiaries’ employment of or termination of Business Employees. Nothing in this Agreement confers upon any Business Employee or Transferred Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Section 6.4.

6.5 Notice of Developments. The Company and Buyer will give prompt written notice to each other of any development of (a) the discovery, prior to Closing, of any event, condition, fact or circumstance, including events, conditions, facts or circumstances in existence on the date of this Agreement, that causes, caused, constitutes or constituted a breach or inaccuracy in any material respect of any representation or warranty of the Seller Parties or Buyer Parties, as applicable, contained in this Agreement and (b) the failure of the any Seller Party to comply with or satisfy in any material respect any covenant to be complied with by it hereunder following the Closing. No such notification will, in any way, limit, qualify, modify or affect the validity of the representations or warranties of any Seller Party or Buyer’s remedies or the conditions to their respective obligations hereunder.
6.6 Access to Records and Personnel.
(a) Exchange of Information. From and after the Closing until the sixth anniversary of the Closing, each party shall provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting party’s sole expense, reasonable access (including using commercially reasonable efforts to give access to the Company’s auditors, accountants and other advisors reasonably requested by each party), during normal business hours, to the other party’s representatives and to any books, records, files, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business and the Purchased Assets (the “Books and Records”) in the possession or under the control of the other party with respect to periods prior to the Closing that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing, auditing or other requirements imposed on the requesting party (including under applicable securities laws) by a governmental authority having jurisdiction over the requesting party in connection with the transactions contemplated herein, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements arising from the transactions contemplated by this Agreement, or (iii) to comply with its obligations under this Agreement; provided, however, that no party shall be required under this provision to provide access to or disclose information if the parties are in a dispute with each other regarding matters related to such information request or where such access or disclosure would violate any law, protective order or confidentiality agreement, or waive any attorney-client, attorney work product or other similar privilege, and each party may redact information regarding itself or its affiliates or otherwise not relating to the other party and its affiliates, to the extent such redaction is not related to the Business, and, in the event such provision of information could reasonably be expected to violate any law, protective order or confidentiality agreement or waive any attorney-client, attorney work product or other similar privilege, the parties shall take commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence, to the extent practicable.

(b) Record Retention. Except as otherwise provided herein, each party shall use its commercially reasonable efforts to retain the Books and Records in such party’s respective possession or control for the greater of (i) six years following the Closing Date or (ii) a commercially reasonable period of time following the Closing Date, as set forth in their regular document retention policies, or (iii) such longer period as may be required by law. Notwithstanding the foregoing, any party may destroy or otherwise dispose of any Books and Records not in accordance with its retention policy, provided that, prior to such destruction or disposal (i) such party shall provide no less than 30 days’ prior written notice to the other party of any such proposed destruction or disposal (which notice shall specify in detail which of the Books and Records is proposed to be so destroyed or disposed of), and (ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such recipient, such party proposing the destruction or disposal shall, as promptly as practicable, arrange for the delivery of such of the Books and Records as was requested by the recipient (it being understood that all reasonable out-of-pocket costs associated with the delivery of the requested Books and Records shall be paid by such recipient).
(c) Other Agreements Providing For Exchange of Information. Except with respect to information that is generally available to the public, the party requesting such information shall (i) hold all such information in the strictest confidence, except as required by applicable law or which must be disclosed in connection with any audit or taxing authority inquiry, (ii) shall disseminate such information only to its officers, directors, employees and representatives who have been advised of the confidential nature of such information and are subject to confidentiality obligations in favor of the party requesting such information, and only on an as-needed basis, (iii) shall return promptly, upon request of the other party, all copies of the information received by it, and (iv) shall cause its officers, directors, employees and other representatives to comply with the terms and conditions of this provision.
(d) Confidential Information. Nothing in this Section 6.6 shall require either party to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information or of customer information; provided, however, that in the event that any party is required under this Section 6.6 to disclose any such information, that party shall use commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information and implement requisite procedures to enable the disclosure of such information.
6.7 Mail Handling. To the extent the Company or any Company Subsidiary receives any mail or packages addressed to the Company or any Company Subsidiary but relating to the Business, the Purchased Assets or the Assumed Liabilities, the Company shall promptly deliver such mail or packages to Buyer. To the extent the Company or any Company Subsidiary receives any payments or refunds or any other proceeds in respect of the Purchased Assets, an Assumed Contract or otherwise arising out of the Business, the Company shall cause such amounts to be remitted promptly to Buyer.

6.8 No Solicitation of Acquisition Proposals. The Seller Parties shall not, and shall cause their respective employees, officers, directors, agents, representatives and subsidiaries (and their employees, officers, directors, agents and representatives) not to (and will not authorize any of them to), directly or indirectly, initiate, solicit, encourage or knowingly facilitate or induce any offer or proposal to invest in the Company or any Seller Subsidiary or acquire (i) any of the Purchased Assets or (ii) any significant interest in the Company or any Seller Subsidiary whether by merger, purchase of assets, grant of an exclusive license or otherwise (an “Acquisition Proposal”), or effect any such transaction to the extent such transaction would be consummated prior to the earlier of the consummation of the transactions contemplated hereby or the termination of this Agreement in accordance with its terms, or participate in any discussions or negotiations regarding, or furnish any information to any other Person with respect to, or agree to or otherwise enter into, any Acquisition Proposal. The Company represents and warrants to Buyer that the Company and its subsidiaries have ceased any and all activities, discussions or negotiations with any third parties conducted on or prior to the date hereof with respect to any Acquisition Proposal with respect to the Seller Subsidiaries, the Business or the Purchased Assets. The Company shall promptly notify Buyer orally and in writing after receipt of any Acquisition Proposal or any inquiry or request for information relating to the Purchased Assets or the Business that it reasonably believes could lead to an Acquisition Proposal, which notice shall identify the Person making such Acquisition Proposal, inquiry or request, the material terms and conditions of such Acquisition Proposal, inquiry or request and a true and complete copy of all written materials provided in connection with such Acquisition Proposal, inquiry or request. The Company shall, and shall direct its representatives to, discontinue any solicitation efforts or negotiations with respect to or in furtherance of any Acquisition Proposal.
6.9 Notification. Promptly after the Closing Date, the Company will send a communication, the form and content of which will be subject to the review and approval of Buyer, which approval will not be unreasonably withheld, conditioned or delayed, to all customers of the Business notifying them of the consummation of the sale of the Purchased Assets and Assumed Liabilities to Buyer.
6.10 Noncompetition; Nonsolicitation.
(a) Each Seller Party agrees that for a period of sixty (60) months commencing on the Closing Date, such Seller Party shall not, and shall cause its subsidiaries not to, without the express written approval of Buyer, (i) engage in the Business, (ii) solicit any Person who was during the 12-month period preceding the Closing a customer of the Business, or (iii) solicit, request, advise or knowingly induce any Person who was during the 12-month period preceding the Closing a customer, vendor (other than legal counsel and accountants), supplier, independent contractor or other business contact of the Company or a Seller Subsidiary related to the Business or any Purchased Asset, or who is a current or potential (as of the Closing Date) customer, vendor, supplier, independent contractor or other business contact of the Company or a Seller Subsidiary related to the Business or any Purchased Asset to cancel, curtail or otherwise adversely change its relationship with Buyer as owner of the Business. To the extent Buyer believes that a Seller Party is in breach of Section 6.10, Buyer will provide written notice to the Company of the operations of such Seller Party that Buyer believes constitute a violation of Section 6.10 and a period of 10 days following receipt of such notice to resolve such alleged breach (the “Resolution Period”). Such notice shall specify in reasonable detail the basis for Buyer’s belief that such breach has occurred. At least one member of the senior management of each of the parties, including each party’s legal and business representatives, shall meet and attempt in good faith to negotiate a resolution of such dispute during the Resolution Period. Each Seller Party shall ensure that its activities and the activities of its subsidiaries pursuant to and permitted by any other agreement between the parties do not violate the covenants and agreements of the Company in this Section 6.10.

(b) Each Seller Party agrees that for a period of sixty (60) months commencing on the Closing Date, such Seller Party shall not, and shall cause its subsidiaries not to, (i) hire or attempt to hire any Transferred Employee or solicit, induce, recruit or encourage (or attempt to solicit, induce, recruit or encourage) any Transferred Employee to leave or terminate their employment with Buyer. Notwithstanding the foregoing, it shall not be a breach of this paragraph for a Seller Party to (x) solicit Transferred Employees through, or hire Transferred Employees who respond to, general advertisements in newspapers and/or other media of general circulation (including advertisements posted on the Internet), job fairs or other similar general solicitation, so long as they are not specifically directed towards such Transferred Employees, (y) engage any recruiting firm or similar third-party organization to identify or solicit persons for employment on such Seller Party’s behalf, which may result in the solicitation of any Transferred Employee who is identified by any such recruiting firm or organization, as long as such recruiting firm or organization is not instructed to target or contact any Transferred Employee or employees of Buyer or the Business generally, or (z) solicit or hire any Transferred Employee whose employment with Buyer or any of its subsidiaries has been terminated for at least 180 days (provided there was no breach of this paragraph or any other agreement with Purchaser with respect to such Transferred Employee prior to the commencement or expiration of such 180-day period following termination).
6.11 Real Estate Option & New Lease. At or prior to Closing, the Company shall cause L1 Land, LLC to (i) terminate the existing lease of the Land and the improvements thereon between L1 Land, LLC and IAS Holdings, LLC, dated as of January 1, 2010, (ii) enter into the New Lease with Buyer, and (iii) enter into a purchase option agreement with Buyer substantially in the form attached as Exhibit D (the “Purchase Option Agreement”) pursuant to which L1 Land, LLC shall grant to Buyer an exclusive option to purchase the Land and all improvements thereon and appurtenant rights thereto as set forth in the Purchase Option Agreement during the one-year period following the Closing Date subject to the terms and conditions of the Purchase Option Agreement.
6.12 Financial Statements. From and after the Closing, to the extent reasonably requested by Buyer and at Buyer’s sole cost and expense, in connection with (i) any separate presentation to be prepared by Buyer of the financial statements relating to the Business, or (ii) any presentation to be prepared by Buyer of the pro forma effects of Buyer’s acquisition of the Business, in each case, the Seller Parties shall, and shall use commercially reasonable efforts to cause Seller Parties’ auditors to, prepare and provide audited financial statements for the Seller Parties with an unqualified opinion for 2008 and 2009 and financial statements for the nine months ended September 30, 2009 and September 30, 2010 prepared on a basis which is consistent with the audited financial statements. The Seller Parties shall use commercially reasonable efforts to cause Seller Parties’ auditors to provide such financial statements on or before November 12, 2010. Prior to Closing, Seller Parties’ auditors shall have provided to the Seller Parties an engagement letter with the estimated cost and expense and proposed timetable to prepare such financial statements on or before November 12, 2010.

6.13 Insurance. The Seller Parties shall maintain the policies of insurance described in Schedule 4.18 until the expiration of such policy’s current term as set forth on Schedule 4.18. The Seller Parties shall agree to examine the purchase of run-off term (or tail) policies for reasonable run-off (or tail) periods.
ARTICLE 7
CLOSING CONDITIONS
7.1 Conditions to the Obligations of Buyer and Seller Parties. The obligation of Buyer and Seller Parties to effect the transactions contemplated hereby is also subject to the satisfaction (or waiver in writing if permissible under applicable law), at or prior to the Closing, of the following conditions:
(a) No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law which is in effect on the Closing Date which would, and no proceeding by any Governmental Body shall have been threatened against any of the parties hereto or any of the officers or directors of any of them seeking to, prohibit, enjoin or restrain the consummation of the transactions contemplated by this Agreement to occur on the Closing Date or otherwise making such transactions illegal.
(b) (i) All material consents of Governmental Body shall have been obtained and shall be in full force and effect, and (ii) the applicable waiting period under any applicable Antitrust Laws shall have expired or been terminated.
(c) None of the Seller Parties or Buyer may rely on the failure of any condition set forth in this Section 7.1, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform or comply with the covenants of such party set forth in Section 6.3.
7.2 Conditions to the Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated hereby is also subject to the satisfaction (or waiver by Buyer), at or prior to the Closing, of the following conditions:
(a) The representations and warranties of the Seller Parties (i) shall have been true and correct in all material respects on the date of this Agreement and (ii) shall be true and correct in all respects on the Closing Date as if made on the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” “materiality,” “Material Adverse Effect” or any other correlative term, in which case such representations and warranties shall have been true and correct in all respects on the date of this Agreement and shall be true and correct in all respects at and as of the Closing Date, unless in each case a representation or warranty is made as of a specified date (in which case such representation or warranty shall be accurate in all respects as of such date), and Buyer shall have received a certificate signed on behalf of the Seller Parties by an authorized officer or manager, as applicable, of the Seller Parties to such effect.

(b) The Seller Parties shall have performed and complied in all material respects with all covenants contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing, and Buyer shall have received a certificate signed on behalf of the Seller Parties by an authorized officer or manager, as applicable, of the Seller Parties to such effect.
(c) Buyer shall have received a copy of all resolutions authorizing the execution, delivery and performance of this Agreement by the Seller Parties, and the consummation of the transactions contemplated therein, accompanied by the certification by an authorized officer or manager, as applicable, of the Seller Parties to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded.
(d) Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing, and Buyer shall have received a certificate signed on behalf of the Seller Parties by an authorized officer or manager, as applicable, of the Seller Parties to such effect.
(e) Buyer shall have received from the Seller Parties legal opinions of Goodwin Procter LLP and Womble Carlyle Sandridge & Rice, PLLC in the form attached hereto as Exhibit E and Exhibit F, respectively.
(f) Buyer shall have received a countersigned Employment Agreement from each individual listed on Schedule 7.2(f) and such agreements shall be effective as of the Closing.
(g) Buyer shall have received a countersigned Significant Owner Agreement from each individual listed on Schedule 7.2(g) and such agreements shall be effective as of the Closing.
(h) Buyer shall have received a countersigned Registration Rights Agreement from the Seller Parties in the form attached hereto as Exhibit G (the “Registration Rights Agreement”).
(i) Buyer shall have received a countersigned Purchase Option Agreement from L1 Land, LLC and such agreement shall be full force and effect as of the Closing.
(j) Buyer shall have received from the Seller Parties (other than individuals) a Certificate of Good Standing from the State of South Carolina.
7.3 Conditions to the Obligations of the Seller Parties. The obligation of the Seller Parties to effect the transactions contemplated hereby is also subject to the satisfaction (or waiver in writing if permissible under applicable law), at or prior to the Closing, of the following conditions:
(a) The representations and warranties of the Buyer (i) shall have been true and correct in all material respects on the date of this Agreement and (ii) shall be true and correct in all respects on the Closing Date as if made on the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” “materiality,” “Material Adverse Effect” or any other correlative term, in which case such representations and warranties shall have been true and correct in all respects on the date of this Agreement and shall be true and correct in all respects at and as of the Closing Date, unless in each case a representation or warranty is made as of a specified date (in which case such representation or warranty shall be accurate in all respects as of such date), and the Seller Parties shall have received a certificate signed by the Chief Executive Officer or President of Buyer to such effect;

(b) Buyer shall have performed and complied in all material respects with all covenants contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing, and the Seller Parties shall have received a certificate signed by the Chief Executive Officer or President of Buyer to such effect; and
(c) the Seller Parties shall have received a countersigned Registration Rights Agreement from Parent.
(d) [Intentionally Omitted].
(e) the Seller Parties shall have received a countersigned Employment Agreement by Parent for each of the individuals listed on Schedule 7.2(f).
(f) the Seller Parties shall have received a countersigned Significant Owner Agreement by Parent for each of the individuals listed on Schedule 7.2(g).
(g) the Seller Parties shall have received a countersigned Option to Purchase Real Estate from Parent.
ARTICLE 8
TERMINATION
8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
(a) by mutual written consent of the Company (on behalf of itself and the Seller Parties) and Parent (on behalf of itself and the Buyer Parties);
(b) by either Parent (on behalf of itself and the Buyer Parties) or the Company (on behalf of itself and the Seller Parties) if any Governmental Body of competent jurisdiction shall have issued a final nonappealable order, decree, judgment, injunction or ruling or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated hereby;
(c) either Parent (on behalf of itself and the Buyer Parties) or the Company (on behalf of itself and the Seller Parties) if the Closing shall not have occurred on or before November 3, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party if the breach by such party of its obligations under this Agreement, or the failure to act in good faith is the principal cause of or resulted in the failure of the transactions contemplated hereby to be consummated on or before such date.

(d) by Parent (on behalf of itself and the Buyer Parties) in the event of a material breach by any Seller Party of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of any Seller Party shall have become untrue, which situation in either case, (i) would result in a failure of a condition set forth in Section 7.2, and (ii) cannot be cured by the Termination Date; provided, however, that Parent (on behalf of itself and the Buyer Parties) shall have given at least seven (7) days prior written notice and the Seller Parties shall have failed to remedy such breach and none of the Seller Parties is in willful and material breach of any representation, warranty or covenant contained in this Agreement; and
(e) by the Company (on behalf of itself and the Seller Parties), in the event of a material breach by either Buyer Party of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of either Buyer Party shall have become untrue, which situation in either case, (i) would result in a failure of a condition set forth in Section 7.3, and (ii) cannot be cured by the Termination Date; provided, however, that the Company shall have given at least seven (7) days prior written notice and such Buyer Party shall have failed to remedy such breach and no Seller Party is not in willful and material breach of any representation, warranty or covenant in this Agreement.
8.2 Effects of Termination. In the event of a termination of this Agreement by either Parent (on behalf of itself and the Buyer Parties) or the Company as provided in Section 8.1, this Agreement shall immediately become null and void and have no effect, and none of the Buyer Parties, the Seller Parties, any of their respective Subsidiaries, or any of the officers or directors of any of them shall have any Loss of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Section 8.2 (Effects of Termination), Section 10.1 (Expenses) and Section 10.8 (Governing Law) and Section 10.9 (Resolution of Disputes); and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement. For the avoidance of doubt, the parties acknowledge and agree that nothing in this Section 8.2 shall relieve any party for any liability for any breach of this Agreement prior to its termination.
ARTICLE 9
INDEMNIFICATION; REMEDIES
9.1 Indemnification by the Seller Parties.
Subject to the limitations set forth in this ARTICLE 9, the Seller Parties shall indemnify, defend and hold harmless the Buyer Parties and their respective officers, directors, shareholders, members, representatives and agents (collectively, the “Buyer Indemnitees”) from, against and with respect to any and all loss, Tax, damage, claim, obligation, penalties, fines, judgments, awards, settlements, fees, liability, cost and expense (including, without limitation, reasonable attorneys’ fees and costs and expenses actually incurred in investigating, preparing, defending against or prosecuting any litigation or potential or threatened litigation, claim, proceeding or demand), of any kind or character (collectively, “Loss”), arising out of or in connection with or related to any of the following:
(a) any breach of any of the representations or warranties of the Seller Parties contained in or made pursuant to this Agreement (including the Ancillary Agreements, closing certificates and Disclosure Schedules);

(b) any failure by the Seller Parties to perform or observe, or to have performed or observed, any covenant, agreement, obligation or condition to be performed or observed by any of them pursuant to this Agreement (including the Ancillary Agreements and the disclosure schedules);
(c) any Pre-Closing Environmental Liabilities; and
(d) any Excluded Liability (including all Litigation Obligations).
9.2 Indemnification by Buyer. Subject to the limitations set forth in this ARTICLE 9, the Buyer Parties shall indemnify, defend and hold harmless the Seller Parties and their members, managers, officers, representatives and agents collectively, the “Seller Indemnitees”) from, against and with respect to any Loss arising out of or in connection with any of the following:
(a) any breach of any of the representations and warranties of Buyer contained in or made pursuant to this Agreement (including the Ancillary Agreements, closing certificates and the disclosure schedules); and
(b) any failure by Buyer to perform or observe, or to have performed or observed, any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement (including the Ancillary Agreements and the disclosure schedules).
9.3 Notice of Claim. Any party seeking to be indemnified hereunder (the “Indemnified Party”) shall notify the party from whom indemnity is sought (the “Indemnity Obligor”) in writing of any claim for recovery, specifying in reasonable detail the nature of the actual or potential Loss.
9.4 Defense.
(a) If the facts pertaining to a Loss arise out of the claim of any third party, or if there is any claim against a third party available by virtue of the circumstances of the Loss, the Indemnity Obligor may, by giving written notice to the Indemnified Party within twenty (20) days following its receipt of the notice of such claim, elect to assume the defense or the prosecution of such claim, including the employment of counsel or accountants at its cost and expense. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnity Obligor in any such action and to participate in such action, but the fees and expenses of such counsel shall be at the Indemnity Obligor’s own expense.

(b) Whether or not the Indemnity Obligor chooses to defend or prosecute an indemnification claim under Section 9.4(a), all the parties to this Agreement shall cooperate in the defense or prosecution of such claim and shall furnish such records, information and testimony and shall attend such conferences, discovery proceedings and trials as may be reasonably requested in connection therewith. Each party shall act in good faith and in a commercially reasonable manner in addressing any liabilities that may provide the basis for an indemnifiable claim.
(c) No Indemnity Obligor may settle any claim affecting an Indemnified Party without such Indemnified Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed. No Indemnified Party may settle any claim affecting an Indemnity Obligor without such Indemnity Obligor’s prior written consent, not to be unreasonably withheld, conditioned or delayed.
(d) In the event of payment by the Indemnity Obligor to the Indemnified Party in connection with any Loss arising out of a third party claim, the Indemnity Obligor shall not be subrogated to and shall not stand in the place of the Indemnified Party as to any events or circumstances in respect of which the Indemnified Party may have any right or claim against such third party relating to such indemnified matter.
9.5 Limitations.
(a) The Seller Parties shall not have any liability (for indemnification or otherwise) with respect to the Operational Representations made by a Seller Party unless Buyer notifies the Company, in writing delivered in accordance with Section 10.3, of a claim relating thereto on or before the Holdback Payment Date. The Buyer Parties shall not have any liability (for indemnification or otherwise) with respect to the Operational Representations made by any Buyer Party unless a Seller Party notifies the Buyer, in writing delivered in accordance with Section 10.3, of a claim relating thereto on or before the Holdback Payment Date.
(b) The Seller Parties shall not have any liability (for indemnification or otherwise) with respect to any Fundamental Representation made by a Seller Party, unless Buyer notifies the Company, in writing delivered in accordance with Section 10.3, of such claim on or before the expiration of the applicable statute of limitations. The Buyer Parties shall not have any liability (for indemnification or otherwise) with respect to any Fundamental Representation, made by any Buyer Party unless the Company notifies the Buyer, in writing delivered in accordance with Section 10.3, of such claim on or before the expiration of the applicable statute of limitations.
(c) No Indemnity Obligor shall have any indemnification obligation under this ARTICLE 9 with respect to breaches of representations and warranties, except with respect to breaches of representations and warranties as a result of fraud, intentional misrepresentation and willful misconduct, unless and until the cumulative aggregate amount of all Losses with respect to breaches of representations and warranties, except with respect to breaches of representations and warranties as a result of fraud, intentional misrepresentation and willful misconduct, which are otherwise recoverable by the Indemnified Party hereunder, taken collectively, equals or exceeds $155,000 (the “Basket”), and thereafter the indemnification obligation of the Indemnity Obligor shall include the Basket and not just the extent such Losses exceed such threshold.

(d) Except with respect to Losses arising out of, related to, or in connection with (i) fraud, willful misconduct, intentional misrepresentation, (ii) the breach or inaccuracy of any of the Fundamental Representations, (iii) the failure to perform obligations under a covenant or Ancillary Agreement, (iv) the Excluded Liabilities (including all Litigation Obligations) and (v) any Pre-Closing Environmental Liabilities and subject to the provisions of this Sections 9.5, (A) no Indemnity Obligor shall be obligated to indemnify any Indemnified Party pursuant to Section 9.1 for any amount of Losses in excess of the Holdback Consideration Amount and (B) the Holdback Consideration Amount shall be the sole and exclusive recourse for satisfying such indemnification obligations of the Seller Parties under Section 9.1.
(e) Except with respect to Losses arising out of, related to or in connection with (i) fraud, willful misconduct, intentional misrepresentation, (ii) the failure to perform obligations under a covenant or Ancillary Agreement, (iii) the Excluded Liabilities (including all Litigation Obligations) or (iv) any Pre-Closing Environmental Liabilities, and subject to the provisions of this Sections 9.5, the cumulative aggregate maximum liability of an Indemnity Obligor for Losses with respect to any and all claims for indemnification or reimbursement, in each case, based upon a breach of the Fundamental Representations shall be limited to and shall not exceed the Purchase Price.
(f) With respect to Losses arising out of, related to or in connection with (i) fraud, willful misconduct, intentional misrepresentation, (ii) the failure to perform obligations under a covenant or Ancillary Agreement, (iii) the Excluded Liabilities (including all Litigation Obligations) and (iv) any Pre-Closing Environmental Liabilities, the cumulative aggregate maximum liability of an Indemnity Obligor for Losses shall not be capped.
(g) In no event will any party to this Agreement have any liability, under this ARTICLE 9 or otherwise, for any punitive damages except as awarded by a court of competent jurisdiction with respect to a third party claim or a settlement agreement between the Buyer Parties and the Seller Parties.
(h) The amount payable by an Indemnity Obligor to an Indemnified Party with respect to a Loss shall be reduced by the amount of any insurance proceeds actually received by the Indemnified Party with respect to the Loss net of increases in the costs of such insurance.
(i) The amount payable by an Indemnity Obligor with respect to a Loss shall exclude any net federal, state or local tax benefit derived by the Indemnified Party by reason of the Loss, if, and when, realized by the Seller Parties.
(j) Any amounts paid by an Indemnity Obligor under this ARTICLE 9 shall be treated as an adjustment to the Purchase Price.
(k) Notwithstanding anything to the contrary herein, all references in this Agreement and the Exhibits and Schedules hereto to “material,” “material respects,” “Material Adverse Change,” “Material Adverse Effect” and similar materiality qualifications shall be excluded with regard to determining whether there has been a breach of a representation or warranty for which an Indemnified Party is entitled to indemnification under this Agreement and the amount of any Loss that is the subject of indemnification hereunder.

(l) Buyer Indemnitees shall not be entitled to indemnification hereunder for any Losses (and the amount of any Losses shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent such liability reduces the calculation of Working Capital in the Closing Working Capital Statement. No Indemnity Obligor shall be obligated to indemnify an Indemnified Party more than once for the same Losses.
(m) When determining the Losses for which the Buyer Indemnitees are entitled, Buyer’s agreement in Section 2.3 to assume, perform and discharge related Assumed Liabilities and Buyer Parties’ indemnification obligations in Section 9.2 related to Assumed Liabilities will be disregarded for purposes of determining whether the Buyer Indemnitees are entitled to indemnification under Section 9.1 and for purposes of determining the amount of any such Loss.
9.6 Survival; Exclusive Remedy.
All covenants of the parties required to be completed following the Closing Date shall survive Closing indefinitely except for covenants which expressly provide for a shorter term. The representations and warranties of the parties contained in or made pursuant to this Agreement shall be terminated and extinguished upon the earlier of the end of the applicable statute of limitation or the end of the applicable survival period set forth in Section 9.5 above. Thereafter, except with respect to (i) fraud, willful misconduct, intentional misrepresentation, (ii) the Excluded Liabilities (including all Litigation Obligations), (iii) for claims raised prior to such termination and extinguishment and (iv) any Pre-Closing Environmental Liabilities, none of the Seller Parties, Buyer Parties or any owner, partner, officer, director, manager, principal, agent or affiliate of any of the preceding shall be subject to any liability of any nature whatsoever with respect to any such representation or warranty. After the Closing, except for the remedy of specific performance and other equitable remedies, the indemnification obligations of the Seller Parties under this ARTICLE 9 shall be the sole and exclusive remedy of the Buyer Parties available at law or in equity for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation, warranty, covenant or other terms, conditions or obligations of the Seller Parties under this Agreement, except with respect to (i) fraud, intentional misrepresentation and willful misconduct, (ii) the failure to perform obligations under a covenant or Ancillary Agreement; (iii) the Excluded Liabilities (including all Litigation Obligations) and (iv) any Pre-Closing Environmental Liabilities. After the Closing, the indemnification obligations of the Buyer Parties under this ARTICLE 9 shall be the sole and exclusive remedy of the Seller Parties available at law or in equity for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation, warranty, covenant or other terms, conditions or obligations of the Buyer Parties under this Agreement except for fraud, intentional mispresentation and willful misconduct.
ARTICLE 10
MISCELLANEOUS
10.1 Expenses. Except as otherwise expressly provided in this Agreement, each party will bear its own expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

10.2 Publicity. Unless otherwise required by law, the rules and regulations of any stock exchange or quotation services on which such party’s stock is traded or quoted, prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any party without the prior written approval of the Company and Buyer (which approval shall not be unreasonably withheld, conditioned or delayed). If in the judgment of any party such a news release or public announcement is required by law or the rules or regulations of any stock exchange on which such party’s stock is traded, the party intending to make such release or announcement shall use commercially reasonable efforts to provide prior written notice to the other party of the contents of such release or announcement and to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.
10.3 Notices.
(a) All notices, demands and other communications given with respect to this Agreement shall be in writing and shall be given by one of the following methods (all charges prepaid and properly addressed to the addresses set forth in Section 10.3(b)):
(i) by personal delivery, in which case the notice, demand or communication will be deemed given upon receipt;
(ii) by prepaid, nationally recognized overnight courier service, in which case the notice, demand or communication will be deemed given one business day after deposit with such overnight courier service;
(iii) by first class U.S. mail (return receipt requested), in which case the notice, demand or communication will be deemed given five business days after being deposited into the U.S. mail.
(b) All notices, demands and communications sent pursuant to this Section 9.3 must be addressed as follows:
If to the Seller Parties:
L1 Holdings, Inc.
c/o L1 Air, LLC
103 Foulk Road
Suite 202
Wilmington, DE 19803
Facsimile No.: (305)-832-0679
Attention: Todd W. Baldree
With a copy to (which copy does not constitute notice):
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Facsimile No.: (617) 523-1231
Attention: Stuart M. Cable, Esq.

If to Buyer:
4000 International Parkway
Carrollton, TX 75007-1913
Attention: Stephen T. Winn
E-mail: steve.winn@realpage.com
Facsimile: (972) 820-3036
With a copy to (which copy does not constitute notice):
4000 International Parkway
Carrollton, TX 75007-1913
Attention: Margot Lebenberg, Chief Legal Officer
E-mail: margot.lebenberg@realpage.com
Facsimile: (972) 820-3932
(c) A party may change its address set forth in Section 10.3(b) by giving notice pursuant to this Section 10.3.
10.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement without the prior written consent of all other parties to this Agreement, and any purported assignment without such consent shall be void; provided, however, that the Buyer Parties may assign their respective rights under this Agreement to their lenders as collateral security for their obligations under any of their debt financing arrangements.
10.5 Third Party Beneficiaries. None of the provisions of this Agreement or any document contemplated by this Agreement is intended to grant any right or benefit to any person or entity which is not a party to this Agreement.
10.6 Amendments. Any waiver, amendment, modification or supplement of or to any term or condition of this Agreement shall be effective only if in writing and signed by all parties to this Agreement.
10.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.
10.8 Governing Law. Any and all disputes between the parties in any way related to this Agreement, including all matters of construction, validity and performance, will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflict of laws rules.

10.9 Resolution of Disputes.
(a) No party to this Agreement shall institute a proceeding in any court or administrative agency to resolve a dispute between the parties arising out of or related to this Agreement before that party has sought to resolve the dispute through direct negotiation with the other party.
(b) If the dispute is not resolved within three (3) weeks after a demand for direct negotiation, the parties shall attempt to resolve the dispute through mediation in New York, New York, administered by the American Arbitration Association under its commercial mediation rules and procedures then in effect.
(c) If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and the aggrieved party may then seek relief in the state or federal courts located in New York, New York.
(d) Each party consents to the exclusive personal and subject matter jurisdiction of the mediation and arbitration proceedings as provided in this Section 10.9 and waives any defense based upon forum non conveniens or lack of personal or subject matter jurisdiction.
(e) Notwithstanding any other provision of this Agreement, including this Section 10.9, each party shall have the right to at any time apply to any court of competent jurisdiction for preliminary injunctive relief.
10.10 Severability. In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there shall be automatically added a replacement provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.
10.11 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.
10.12 Construction and Certain Definitions.
(a) Each party to this Agreement and its counsel have reviewed and revised this Agreement. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or Schedules to this Agreement.
(b) References to this Agreement are references to this Agreement and to the Schedules to this Agreement.

(c) References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties thereto from time to time.
(d) References to Sections and Articles are references to sections and articles of this Agreement.
(e) References to a party to this Agreement shall include its respective successors and permitted assigns.
(f) The word “including” shall mean including without limitation, unless followed by the word “only.”
(g) The gender of all words in this Agreement includes the masculine, feminine and neuter, and the number of all words in this Agreement include the singular and plural.
(h) The phrase “date of this Agreement” and similar terms shall mean the date set forth in the introductory clause of this Agreement.
10.13 Entire Agreement. This Agreement and the Schedules to this Agreement, together with the Confidentiality Agreement, the letter of intent dated September 24, 2010 among the parties concerning the transactions contemplated by this Agreement and the documents and instruments delivered pursuant to this Agreement, constitute the entire contract between the parties to this Agreement pertaining to the subject matter of this Agreement and supersede all prior and contemporaneous agreements and understandings between the parties with respect to such subject matter.
10.14 Counterparts; Electronic Delivery. This Agreement may be executed and delivered by facsimile or other electronic means and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
10.15 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of Sections 6.10 and 10.2 of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Buyer shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of Sections 6.10 and 10.2 of this Agreement by the Seller Parties and to enforce specifically the terms and Sections 6.10 and 10.2 of this Agreement, in addition to any other remedy to which such party is entitled at law or in equity and (b) the Seller Parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of Sections 6.10 and 10.2 of this Agreement by the Buyer Parties and to enforce specifically the terms and provisions of Sections 6.10 and 10.2 of this Agreement.
[Signature pages follow.]

IN WITNESS WHEREOF, each of the parties has signed this Agreement, or has caused this Agreement to be signed by its duly authorized officer, as of the date first above written.

PARENT: REALPAGE, INC.
By:	/s/ Stephen T. Winn
	Name:	Stephen T. Winn
	Title:	Chief Executive Officer

BUYER: RP NEWCO, LLC
By:	RealPage, Inc., as Sole Member

By:	/s/ Stephen T. Winn
	Name:	Stephen T. Winn
	Title:	Chief Executive Officer

COMPANY: IAS Holdings, LLC
By:	L1 Holdings, Inc., its Manager

By:	/s/ Todd W. Baldree
	Name:	Todd W. Baldree
	Title:	President

SELLER SUBSIDIARIES: Level One, LLC
By:	/s/ Todd W. Baldree
	Name:	Todd W. Baldree
	Title:	Manager

L1 Technologies, LLC
By:	/s/ Todd W. Baldree
	Name:	Todd W. Baldree
	Title:	Manager

L1 Land, LLC
By:	/s/ Todd W. Baldree
	Name:	Todd W. Baldree
	Title:	Manager

COMPANY OWNERS: L1 Holdings, Inc.
By:	/s/ Todd W. Baldree
	Name:	Todd W. Baldree
	Title:	President

/s/ Todd W. Baldree
Todd Baldree, individually

/s/ Calvin D. Long II
Calvin D. Long, II, individually

/s/ Benjamin Holbrook
Benjamin Holbrook, individually

ANNEX I
“2010 Plan” shall have the meaning set forth in Section 6.4(f).
“Act” shall have the meaning set forth in Section 4.1.
“Acquisition Proposal” shall have the meaning set forth in Section 6.8.
“Agreement” shall have the meaning set forth in the Introduction.
“Allocation” shall have the meaning set forth in Section 2.7.
“Ancillary Agreements” shall have the meaning set forth in Section 4.1 and shall include any agreements executed in connection with the Closing to which the Company and any Seller Subsidiary is a party.
“Antitrust Laws” shall have the meaning set forth in Section 6.3(b).
“Antitrust Orders” shall have the meaning set forth in Section 6.3(b).
“Arbitrator” shall have the meaning set forth in Section 2.6(f).
“Assumed Contracts” shall mean all contracts set forth on Schedule 2.3(b).
“Audited Financial Statements” shall have the meaning set forth in Section 4.5(a).
“Basket” shall have the meaning set forth in Section 9.5(c).
“Books and Records” shall have the meaning set forth in Section 6.6(a).
“Business” shall mean the business of providing contact center services to the multi-tenant real-estate industry, including, but not limited to, answering leasing and maintenance phone calls and e-mails from current and prospective residents of apartment communities and providing customers with toll-free numbers to be used on advertisements.
“Business Employee and Business Employees” shall have the meaning set forth in Section 6.4(a).
“Business Intellectual Property” shall have the meaning set forth in Section 4.13.
“Buyer” shall have the meaning set forth in the Introduction.
“Buyer Indemnitees” shall have the meaning set forth in Section 9.1.
“Buyer Party Agreements” shall have the meaning set forth in Section 5.2.
“Buyer Party and Buyer Parties” shall have the meaning set forth in the Introduction.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.
“COBRA” shall have the meaning set forth in Section 6.4(a).
“Claims” shall have the meaning set forth in Section 4.14.
“Closing” shall have the meaning set forth in Section 2.7(b).
“Closing Date” shall have the meaning set forth in Section 2.7(b).
“Closing Working Capital Statement” shall have the meaning set forth in Section 2.6(e).
“Collar” means $75,000.
“Company” shall have the meaning set forth in the Introduction.
“Company Owner and Company Owners” shall have the meanings set forth in the Introduction.
“Company Owner Ancillary Agreements” shall have the meaning set forth in Section 3.1 and shall include any agreements executed in connection with the Closing to which a Company Owner is a party.
“Company Specified Account” shall mean the bank account specified by the Seller Parties in writing at least one (1) day prior to the anticipated Closing Date or Holdback Payment Date, as applicable.
“Confidentiality Agreement” means that certain non-disclosure agreement by and among certain of the parties hereto dated as of September 21, 2010.
“Consents” shall have the meaning set forth in Section 4.3.
“Contracts” means any agreement, contract, obligation, promise, undertaking, lease, note, bond, mortgage, indenture, license, or purchase order (in each case, whether written or oral) that is legally binding.
“Employment Agreement” shall have the meaning set forth in the Recitals.
“Environmental Claim” means any written complaint, notice, claim, demand, action, suit or judicial, administrative or arbitration proceeding asserting liability or potential liability (including without limitation, liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from: (i) the presence, discharge, emission, release or threatened release of a Hazardous Material, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, (iii) the exposure of any person to a Hazardous Substance, or (iii) otherwise relating to obligations or liabilities under any Environmental Law.

“Environmental Laws” shall mean any applicable federal, state, territorial, provincial, foreign or local law, common law doctrine, rule, order, decree, judgment, injunction, license, permit or regulation relating to environmental matters, including, without limitation, those pertaining to land use, air, soil, surface water, ground water (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, together with any other laws (federal, state, territorial, provincial, foreign or local) relating to emissions, discharges, releases or threatened releases of any Hazardous Material, including, without limitation, medical, chemical, biological, biohazardous or radioactive waste and materials, into ambient air, land, surface water, groundwater, personal property, structures, or the environment or otherwise relating to or regulating the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, discharge or handling of any Hazardous Material, including, without limitation, CERCLA, the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq), the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), and OSHA (29 U.S.C. 651 et seq.), as such laws have been amended and are in effect as of the date hereof, and any analogous or similar federal or state or local laws, statutes and regulations promulgated thereunder as are in effect as of the date hereof.
“Environmental Permits” means any Governmental Permit under or issued pursuant to any Environmental Law.
“ERISA” shall have the meaning set forth in Section 4.21(b).
“ERISA Affiliate” shall have the meaning set forth in Section 4.21(a).
“Estimated Working Capital” shall have the meaning set forth in Section 2.6(d).
“Estimated Working Capital Certificate” shall have the meaning set forth in Section 2.6(d).
“Excluded Assets” shall have the meaning set forth in Section 2.2.
“Excluded Contracts” shall have the meaning set forth in Section 2.2(h).
“Excluded Liabilities” shall have the meaning set forth in Section 2.4.
“Excluded Subsidiaries” shall mean (i) L1 Air, LLC, a Delaware limited liability company, (ii) L1 Maintenance, LLC, a South Carolina limited liability company and (iii) L1 Land, LLC, a South Carolina limited liability company.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Filing Party” shall have the meaning set forth in Section 6.2.
“Financial Statements” shall have the meaning set forth in Section 4.5(a).

“Fundamental Representations” shall mean those representations and warranties of the Seller Parties contained in Section 3.1 [Authority of Company Owners], Section 3.2 [Interest Ownership], Section 4.1 [Organization and Good Standing; Governing Documents; Authority], Section 4.2 [No Conflict or Breach], Section 4.4 [Capital Structure], Section 4.6 [Brokers], Section 4.7 [Taxes], Section 4.8 [Title to Purchased Assets; Liens], Section 4.10 [Tangible Personal Property], Section 4.13 [Intellectual Property], Section 4.14 [Litigation], Section 4.19 [Labor Matters], Section 4.21 [Employee Benefits] and Section 4.24 [Related Party Transactions], and with respect to the Buyer Parties, those representations and warranties of the Buyer Parties contained in Section 5.1 [Organization and Good Standing].
“GAAP” shall mean generally accepted accounting principles in the United States.
“Governing Documents” shall mean, with respect to any entity, its articles of incorporation and corporate bylaws (in the case of a corporation); its articles of organization and operating agreement (in the case of a limited liability company); or comparable documents if the entity’s form of legal organization is other than a corporation or limited liability company.
“Governmental Body” shall mean any federal, state, local, municipal, foreign, or other government; or governmental or quasi-governmental authority of any nature (including any legislature, commission, regulatory or administrative authority, governmental agency, bureau, branch, department, official, commission or entity and any court, arbiter or other tribunal).
“Governmental Permits” shall mean all licenses, certificates, privileges, immunities, approvals, franchises, authorizations, exemptions, orders and permits from any Governmental Body.
“Gross Consideration” shall have the meaning set forth in Section 2.5(a).
“Hazardous Substances” shall mean (i) any chemical pollutant, contaminant, pesticide, petroleum product or byproduct, radioactive substance, solid waste (hazardous or extremely hazardous), special, dangerous or toxic waste, hazardous or toxic substance, chemical or material regulated, listed, referred to, limited or prohibited as a danger to health or the environment or under any Environmental Law, including without limitation: (A) friable or damaged asbestos, asbestos-containing material, polychlorinated biphenyls (PCBs), solvents and waste oil; (B) any hazardous substance, material or waste, as defined under CERCLA or any Environmental Law; (C) any hazardous substance, material, or waste defined under RCRA or any Environmental Law; and (D) even if not prohibited, listed, limited or regulated by an Environmental Law, all pollutants, contaminants, hazardous, dangerous or toxic chemical materials, wastes or any other substances, including without limitation, any industrial process or pollution control waste (whether or not hazardous within the meaning of RCRA) which could pose a hazard to the environment, or the health and safety of any person or impair the use or value of any portion of the property of the Company and Seller Subsidiaries.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.
“Holdback Consideration Amount” means $8,000,000.00.

“Holdback Payment Date” shall have the meaning set forth in Section 2.6(b).
“Indebtedness” means, with respect to the Company and the Company Subsidiaries, (i) any indebtedness for borrowed money (including the principal amount thereof, any accrued interest thereon and any prepayment premiums or termination fees with respect thereto), whether short term or long term, (ii) any indebtedness arising under capitalized leases, conditional sales contracts and other similar title retention instruments whether short term or long term, (iii) all liabilities secured by any Lien on any property owned by the Company and the Company Subsidiaries, (iv) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement, (v) all indebtedness for the deferred purchase price of property or services, (vi) any indebtedness evidenced by any note, bond, debenture mortgage or other debt instrument or debt security, (vii) all Liabilities under any letters of credit, (viii) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vii), and (ix) all indebtedness referred to in the foregoing clauses (i) through (viii) which is directly or indirectly guaranteed by any of the Companies or that is secured by the assets or properties of any of the Company and the Company Subsidiaries.
“Indemnified Party” shall have the meaning set forth in Section 9.3.
“Indemnity Obligor” shall have the meaning set forth in Section 9.3.
“Intellectual Property Rights” means all of the following in any jurisdiction throughout the world: (a) patents, patent applications, and patent disclosures, together with all reissuances, certificates, continuations, continuations-in-part, divisionals, extensions, registrations, and reexaminations thereof and all inventions, whether or not patentable and whether or not reduced to practice, (b) trademarks, service marks, trade dress, logos, trade names, Internet domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all certificates, applications, registrations, renewals and moral rights (including any right to claim authorship to or to object to any distortion, mutilation, other modification or derogatory action in relation to a copyrightable work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a moral right) in connection therewith, (c) copyrightable works, copyrights, and all applications, registrations, and renewals in connection therewith, (d) mask works and all applications, registrations, and renewals in connection therewith, (e) newsletters, magazines, books, handbooks, special reports, whitepapers videos, online education courses and membership programs currently offered by the Company or Seller Subsidiaries, seminars, conferences, classroom training programs and broadcast events offered by the Company or Seller Subsidiaries since January 1, 2006 and all products and services approved by the Company’s new product committee since January 1, 2006 but not yet offered by the Company or Seller Subsidiaries, and (e) trade secrets, know-how and confidential business information (including ideas, research and development, inventions, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, discoveries, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans, proposals, and methods).

“Interests” shall have the meaning set forth in the Recitals.
“Interim Financial Statements” shall have the meaning set forth in Section 4.5(a).
“IRC” shall mean the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code of 1986, as amended, or any successor law.
“IRS” shall mean the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury and, to the extent relevant, the counterpart agencies of other countries.
“Knowledge” as applied to any individual shall mean that such individual has actual knowledge of the information and such additional knowledge as would be acquired by such Persons conducting a reasonable inquiry concerning the subject matter in question. “Knowledge” with respect the Seller Parties shall mean the Knowledge of the following members of the management group of the Company and Seller Subsidiaries: Todd W. Baldree, Calvin D. Long, II, Benjamin C. Holbrook, Mike Pfohl, Simeon Wright and Joy Fought. Knowledge with respect to Buyer means the Knowledge of Stephen T. Winn, Timothy J. Barker and Michael Britti.
“Land” is the 13.33 acre (more or less) tract of land (excluding any improvements thereon), owned by L1 Land, LLC, which is located on the eastern side of Batesville Road in Greenville County, South Carolina, identified as Tax Parcel 0530.01-01-004.23, and shown on the survey entitled, “Survey for T. Walter Brashier”, dated March 12, 1983, prepared by W. R. Williams, Jr., and recorded in the Office of the Register of Deeds for Greenville County in Plat Book 9-M, Page 47.
“Leased Real Property” shall have the meaning set forth in Section 4.9(b).
“Liabilities” shall mean any liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liabilities for Taxes.
“Lien Instrument” shall have the meaning set forth in Section 4.8(a).
“Liens” means any charge, lien, mortgage, deed of trust, pledge, security interest, charge, option, right of first refusal, easement, servitude, community property interest, conditional sale or other title retention agreement, restrictive covenant, encroachment, encumbrance, claim, restriction, title defect or limitation, hypothecation, or other similar restriction, or any agreement to provide any of the foregoing.
“Litigation Obligations” means any matter or Liabilities related to any matter disclosed on Schedule 4.14.

“Local Transfer Documents” shall have the meaning set forth in Section 2.7(d).
“Loss” shall have the meaning set forth in Section 9.1.
“Material Adverse Change” or “Material Adverse Effect” means any change, event, circumstance or effect (whether alone or together with other changes, events, circumstances or effects) that is or would reasonably be expected to be materially adverse to the financial condition, properties, assets (including intangible assets) or business (assuming the Company remains standalone) of the Company; provided, however, that the terms “Material Adverse Change” and “Material Adverse Effect” shall not include any change, event, circumstance or effect resulting from (i) changes in conditions in the United States or the global economy or the capital or financial or markets generally, including changes in interest or exchange rates, fluctuating commodity prices and unexpected product shortages, that do not affect the Business in a disproportionate manner relative to similarly situated businesses in the Seller Subsidiaries’ industry, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in GAAP that, in each case, generally affect the industry in which the Business operates, but do not disproportionately affect the Business, (iii) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism to the extent such change does not affect the Business in a disproportionate manner relative to similarly situated businesses in the Seller Subsidiaries’ industry, or (iv) hurricanes, floods, earthquakes or other natural disasters.
“Material Customer” shall have the meaning set forth in Section 4.25.
“Material Supplier” shall have the meaning set forth in Section 4.25.
“NASDAQ” shall mean the Nasdaq Global Select Market, any successor stock exchange or inter-dealer quotation system operated by The Nasdaq Stock Market, Inc. or any successor thereto.
“New Lease” means a new lease, in the form attached hereto as Exhibit H, that will be executed by L1 Land, LLC, as lessor, and Buyer, as lessee, and that will become effective with respect to the Leased Real Property on the Land at the Closing.
“Offers” shall have the meaning set forth in Section 6.4(a).
“Open Source Software” means any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (2) the Artistic License (e.g., PERL); (3) the Mozilla Public License; (4) the Netscape Public License; (5) the Sun Community Source License (SCSL); (6) the Sun Industry Standards License (SISL); (7) the BSD License; and (8) the Apache License.

“Operational Representations” shall mean with respect to the Seller Parties, those representations and warranties of the Seller Parties contained in ARTICLE 3 and ARTICLE 4 of this Agreement which are not Fundamental Representations, and with respect to Buyer, those representations and warranties of Buyer contained in ARTICLE 5 of this Agreement which are not Fundamental Representations.
“Order” means any award, writ, injunction, judgment, order or decree entered, issued, made, or rendered by, or settlement under the jurisdiction of, any Governmental Body.
“Parent” shall have the meaning set forth in the Introduction.
“Parent Common Stock” shall mean the common stock, par value $0.01 per share, of Parent.
“Permitted Liens” shall mean (i) liens for taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith with an appropriate reserve reflected on the Financial Statements; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like security interests arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in good faith with an appropriate reserve reflected on the Company’s financial statements; (iii) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations; and (iv) Liens on cash deposits and other funds maintained with a depositary institution, in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker’s liens (provided that (A) the applicable deposit account is not a dedicated cash collateral account and (B) the applicable deposit account does not provide collateral or security to the applicable depositary institution or any other person or entity).
“Person” shall mean any natural person, partnership, trust, estate, association, limited liability company, corporation, custodian, nominee, governmental instrumentality or agency, body politic or any other entity in its own or any representative capacity.
“Plans” shall have the meaning set forth in Section 4.21(b).
“Pre-Closing Environmental Liabilities” means all Environmental Claims, Liabilities and Losses now or hereafter asserted against, resulting to, imposed on or incurred by any Person related to, in connection with or arising from: (i) any actual or alleged release, threatened release or presence of any Hazardous Substance prior to the Closing on or from or affecting any of the Leased Real Property, any of the Purchased Assets or the Business; (ii) any actual or alleged violation of any Environmental Law prior to the Closing relating to, arising out of or in connection with the Leased Real Property, the Business or any of the Purchased Assets; and (iii) any Environmental Claim made by any Person relating to, arising out of or in connection with (A) the Leased Real Property, the Business or any of the Purchased Assets prior to the Closing, (B) any act or omission of the Company or any Seller Subsidiary or any of their respective affiliates, or the officers, directors, agents, employees, contractors or representatives of the Company, any Seller Subsidiary or their respective affiliates prior to the Closing, or (C) any condition of the Leased Real Property that existed prior to the Closing, (iv) indemnities or other contractual undertakings entered into by any Seller Party prior to the Closing and whether or not included in the Assumed Contracts and whether or not such indemnities or other contractual undertakings are performed prior to or after the Closing, (v) the presence prior to or at the Closing of any Hazardous Substance on, in, about, or under, any Purchased Asset or any Leased Real Property, or the soil, groundwater, surface water, ambient air, or building elements thereof, (vi) the conduct of the Business prior to the Closing or (vii) any actual or alleged violation of any Environmental Law prior to the Closing.

“Pre-Closing Tax Period” shall have the meaning set forth in Section 2.4(f).
“Post-Closing Tax Period” shall have the meaning set forth in Section 6.2(b).
“Purchase Option Agreement” shall have the meaning set forth in Section 6.11.
“Purchase Price” shall have the meaning set forth in Section 2.5(a).
“Purchased Assets” shall have the meaning set forth in Section 2.1.
“Real Property Leases” shall have the meaning set forth in Section 4.9(b).
“Receivables” shall have the meaning set forth in Section 4.12.
“Registration Rights Agreement” shall have the meaning set forth in Section 7.2(h).
“Related Party” means (i) the Company, (ii) any manager, member, partner, shareholder, equityholder, director, or officer of the Company or Company Subsidiaries, (iii) any family member of the individuals described in clause (ii), and (iv) any affiliate of the Company.
“Resolution Period” shall have the meaning set forth in Section 6.10(a).
“Rules” shall have the meaning set forth in Section 4.15.
“SEC” shall have the meaning set forth in Section 4.27(b).
“Section 1060 Forms” shall have the meaning set forth in Section 2.7.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Seller Indemnitees” shall have the meaning set forth in Section 9.2.
“Seller Party and Seller Parties” shall have the meanings set forth in the Introduction.
“Seller Subsidiary and Seller Subsidiaries” shall have the meanings set forth in the Introduction.
“Significant Owner Agreement” shall have the meaning set forth in the Recitals.

“Software License Fee Statement” shall have the meaning set forth in Section 2.6(e).
“Software License Fees” means the amount of fees actually paid by Buyer to provide the following licenses as identified by the Buyer Parties to the Seller Parties prior to Closing: (i) client access licenses to all servers for the Company’s existing workstations, desktops and/or personal computers which the parties estimate to be approximately 300 licenses, (ii) two (2) client access licenses for Microsoft standard SQL servers, (iii) SQL enterprise processor licenses and client access licenses, which the parties estimate to be approximately 340 licenses and (iv) client access licenses for Microsoft Exchange which the parties estimate to be approximately 300 licenses.
“Software License Holdback Amount” shall have the meaning set forth in Section 2.6(c).
“Specific Items” shall have the meaning set forth in Section 2.7(a).
“Straddle Period” shall have the meaning set forth in Section 6.2(a).
“Subsidiary” shall have the meaning set forth in Section 4.4(b).
“Support Documentation” shall have the meaning set forth in Section 2.6(e).
“Target Working Capital” means $0.00.
“Tangible Personal Property” shall have the meaning set forth in Section 4.10.
“Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means (i) any federal, state, provincial, local, foreign or other income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, intangibles, windfall profits, gross receipts, value added, sales, use, goods and services, excise, escheat, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the IRC), natural resources, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other taxes, duties, levies or other similar governmental charges or assessments or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not) and (ii) any liability in respect of any items described in clause (i) above by reason of (a) being a transferee or successor or by having been a member of a combined, affiliated, unitary, consolidated or similar group or otherwise by operation of law, or (b) by contract or otherwise.
“Tax Incentive” shall have the meaning set forth in Section 4.7.
“Tax Return” shall mean any return (including but not limited to any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any Tax.

“Termination Date” shall have the meaning set forth in Section 8.1(c).
“Transfer Taxes” shall have the meaning set forth in Section 6.2.
“Transferred Employee and Transferred Employees” shall have the meaning set forth in Section 6.4(a).
“WARN” shall have the meaning set forth in Section 6.4(a).
“Working Capital” shall mean, with respect to the Company and Seller Subsidiaries, the excess of Current Assets over Current Liabilities as determined as of the Closing Date in accordance with GAAP and the methodology described on Schedule 2.6 as of the Closing Date.